UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No     )
Filed by the Registrant   ☒               Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to §240.14a-12

KLA Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which the transaction applies:

(2)
Aggregate number of securities to which the transaction applies:

(3)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of the transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
November 4, 2020
To our stockholders:
YOUR VOTE IS IMPORTANT
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA Corporation (“we” or the “Company”), a Delaware corporation, will be held virtually on Wednesday, November 4, 2020 at 12:00 p.m. PST, for the following purposes:
1.
To elect the eleven candidates nominated by our Board of Directors to serve as directors for one-year terms, each until his or her successor is duly elected.

2.
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021.

3.
To approve on a non-binding, advisory basis our named executive officer compensation.

4.
To vote on a stockholder proposal regarding proxy access, if properly submitted at the Annual Meeting.

5.
To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on September 16, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
Sincerely,
Richard P. Wallace
President and Chief Executive Officer
Milpitas, California
This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being made available electronically and mailed on or about September 23, 2020.

All stockholders are cordially invited to attend the Annual Meeting virtually; however, regardless of whether you expect to attend the Annual Meeting virtually, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend virtually.

Questions and Answers	1
Proposal One: Election of Directors	8
Information About the Board of Directors and its Committees	9
Our Corporate Governance Practices	24
Proposal Two: Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2021	26
Proposal Three: Approval of our Named Executive Officer Compensation	28
Information About Executive Officers	29
Proposal Four: Stockholder Proposal for Proxy Access	31
Security Ownership of Certain Beneficial Owners and Management	33
Executive Compensation and Other Matters	36
Compensation Committee Report	54
Executive Compensation Tables	55
Certain Relationships and Related Transactions	74
Equity Compensation Plan Information	75
Report of the Audit Committee	77
Information for KLA Annual Meeting of Stockholders November 4, 2020	78

i

ANNUAL MEETING OF STOCKHOLDERS OF
KLA CORPORATION
TO BE HELD ON NOVEMBER 4, 2020
PROXY STATEMENT
QUESTIONS AND ANSWERS
QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS
1.	WHY AM I RECEIVING COPIES OF THESE MATERIALS?
The Board of Directors (the “Board”) of KLA Corporation (“KLA,” the “Company” or “we”) is providing these proxy materials to you in connection with KLA’s Annual Meeting of Stockholders to be held on Wednesday, November 4, 2020 at 12:00 p.m. PST (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting, which will be conducted solely online via webcast. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.
These proxy solicitation materials, together with our Annual Report for fiscal year 2020, were first made available electronically and mailed to those stockholders requesting hard copies on or about September 23, 2020 to all stockholders entitled to vote at the Annual Meeting. Our principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.
2.	HOW MAY I OBTAIN KLA’S ANNUAL REPORT ON FORM 10-K?
A copy of our Annual Report on Form 10-K for fiscal year 2020 is available free of charge on the Internet from the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, as well as on our website at http://ir.KLA.com.
3.	WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?
We are again mailing to our stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.
4.	HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET?
Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:
▶
Access and view our proxy materials for the Annual Meeting on the Internet; and

▶
Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at the following address: http://www.KLA.com/annualmeeting.

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.
5.	HOW MAY I OBTAIN A PAPER COPY OF THE PROXY MATERIALS?
Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions in that notice about how to obtain a paper copy of the proxy materials free of charge. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.
6.	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
You may request delivery of a single copy of our future proxy statements and annual reports by writing to the address provided in the answer to Question 7 below or calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address below, by calling our Investor Relations department at (408) 875-3000 or via our website at http://ir.KLA.com.
7.	I RECEIVED ONE COPY OF THESE MATERIALS. MAY I GET ADDITIONAL COPIES?
Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3000.
QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING
8.	WHY IS THE ANNUAL MEETING BEING HELD VIRTUALLY?
In light of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and community, the Board elected to hold our Annual Meeting solely as a virtual meeting on the Internet. We anticipate returning to an in person meeting of stockholders next year, or as soon as practicable thereafter.
9.	HOW CAN I ATTEND THE ANNUAL MEETING?
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting if you were a registered stockholder of the Company as of the close of business on September 16, 2020 (the “Record Date”), or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/289878397. You also will be able to vote your shares online by attending the Annual Meeting by webcast. To participate in the Annual Meeting, you will need to review the information included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is KLAC2020.
If you hold your shares through an intermediary, such as a bank or broker and wish to participate in the Annual Meeting, you must register in advance using the instructions below. If you do not register, you may still attend the Annual Meeting as a guest by visiting www.meetingcenter.io/289878397 and entering the password for the meeting. Guests may not ask questions or vote at the Annual Meeting.
The online meeting will begin promptly at 12:00 p.m., Pacific Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

10.	HOW DO I REGISTER TO PARTICIPATE IN THE ANNUAL MEETING?
If you are a registered stockholder, you do not need to register to attend and participate in the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to participate in the Annual Meeting virtually on the Internet. If you do not register in advance, you may still attend the meeting as a guest. Guests may not ask questions or vote at the Annual Meeting. To register to participate in the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) from your broker, bank or other nominee or reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on October 30, 2020.
You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us at the following:
By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail
Computershare
KLA Corporation Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
11.	WHO MAY VOTE AT THE ANNUAL MEETING?
You may vote at the Annual Meeting if our records showed that you owned shares of KLA Common Stock as of the close of business on the Record Date. At the close of business on that date, we had a total of 155,110,638 shares of Common Stock issued and outstanding, which were held of record by approximately 393 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.
The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting virtually, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.
12.	WHAT PROPOSALS ARE BEING VOTED ON AT THE ANNUAL MEETING?
In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following four proposals will be presented at the Annual Meeting:
▶
Election of eleven candidates nominated by our Board to serve as directors for one-year terms;

▶
Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021;

▶
Non-binding, advisory approval of our named executive officer compensation; and

▶
A proposal from one of our stockholders regarding proxy access, if properly submitted at the meeting.

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING
13.	HOW CAN I VOTE IF I OWN SHARES REGISTERED DIRECTLY IN MY NAME?
Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to Question 14 below for instructions regarding how to vote their shares.
If, however, your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in the following ways:
▶
By Telephone: Votes may be cast by telephone until the end of the Annual Meeting. To vote by telephone, you will need the control number that appears on your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

▶
By Internet: Votes may be cast through the Internet voting site until the end of the Annual Meeting. To vote through the Internet, please follow the instructions for Internet voting contained in your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

▶
By Mail: Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may also vote by mail, as long as the proxy card or voting instruction card is timely delivered. To vote by mail, you must complete, sign and date your proxy card or voting instruction card and mail it in the accompanying pre-addressed envelope, and it must be delivered prior to 11:59 p.m. Eastern Time on November 3, 2020; or

▶
At the Annual Meeting: Attend the Annual Meeting online and vote your shares virtually.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.
If you vote by telephone, Internet or mail without giving specific voting instructions, your shares will be voted FOR Proposal One (the election of the eleven nominees listed herein for the Board), FOR Proposal Two (the ratification of the appointment of our independent registered public accounting firm), FOR Proposal Three (the non-binding, advisory approval of our named executive officer compensation), and AGAINST Proposal Four (proxy access bylaw amendment).
When proxies are properly dated, executed and returned (whether by telephone, Internet or returned proxy card), the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.
14.	HOW MAY I VOTE IF MY SHARES ARE HELD IN A STOCK BROKERAGE ACCOUNT, OR BY A BANK OR OTHER NOMINEE?
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares virtually at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow to have your shares voted.
15.	CAN I CHANGE MY VOTE?
You may change your vote at any time prior to the vote at the Annual Meeting. To change your proxy instructions if you are a stockholder of record, you must:
▶
Advise our Corporate Secretary in writing at our principal executive offices, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

▶
Deliver proxy instructions dated after your earlier proxy instructions, in any of the voting methods described in the response to Question 13 above.

If you are the beneficial owner of shares held in street name, you should contact the broker, bank or other nominee that holds your shares for instructions regarding how to change your vote.
16.	WHO WILL BEAR THE COST OF THIS PROXY SOLICITATION?
KLA is making this proxy solicitation, and we will pay the entire cost of this solicitation, including preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. We have retained the services of D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $6,000 (plus reimbursement of out-of-pocket expenses) for this solicitation activity, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our Directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.
17.	CAN MY BROKER VOTE MY SHARES IF I DO NOT INSTRUCT HIM OR HER HOW I WOULD LIKE MY SHARES VOTED?
Yes, but only on limited types of proposals. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial” owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and your record holder is required to vote your shares in accordance with your instructions. Record holders do not have discretion to vote your shares on Proposal One, Proposal Three or Proposal Four, in each case in the absence of specific instructions from you (the beneficial owner). Therefore, if you do not give instructions to your record holder, the record holder will only be entitled to vote your shares in its discretion on Proposal Two.
18.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?
Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and are also treated as shares entitled to vote at the Annual Meeting (“Votes Cast”).
For each proposal, you are able to vote your shares “FOR,” “AGAINST” or “ABSTAIN.” Shares that are voted without giving specific voting instructions will be voted as described in the answers to Questions 13 and 17. Abstentions will have no effect on the outcome of Proposal One or Proposal Four. Abstentions with respect to Proposal Two and Proposal Three will have the same effect as a vote against that proposal.
Proposals Two and Three are non-binding advisory votes, for which our Board and its Committees will give careful consideration to the voting results.
For all proposals, shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.
19.	HOW DOES THE BOARD RECOMMEND THAT I VOTE?
The Board recommends that stockholders vote as follows:
▶
“FOR” the election of the eleven candidates nominated by the Board to serve as directors: Edward Barnholt, Robert Calderoni, Jeneanne Hanley, Emiko Higashi, Kevin Kennedy, Gary Moore, Marie Myers, Kiran Patel, Victor Peng, Robert Rango and Richard Wallace;

▶
“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021;

▶
“FOR” the approval of our named executive officer compensation; and

▶
“AGAINST” the proposal by one of our stockholders regarding proxy access, if properly presented at the Annual Meeting.

20.	WILL ANY OTHER BUSINESS BE TRANSACTED AT THE ANNUAL MEETING?
We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.
21.	WHAT HAPPENS IF THE ANNUAL MEETING IS ADJOURNED OR POSTPONED?
If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.
22.	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.
QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS
23.	CAN I PRESENT OTHER BUSINESS TO BE TRANSACTED FROM THE FLOOR AT THE ANNUAL MEETING?
A stockholder may only present a matter from the floor of a meeting of stockholders for consideration at that meeting if certain procedures set forth in our bylaws are followed, including delivery of advance notice by such stockholder to us. We have not received any timely notice with respect to the Annual Meeting regarding the presentation by a stockholder of business from the floor of the meeting. Accordingly, we do not expect to acknowledge any business presented from the floor at the Annual Meeting.
24.	WHAT IS THE DEADLINE TO PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?
You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than May 26, 2021. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
KLA Corporation
One Technology Drive
Milpitas, California 95035
Fax: (408) 875-4266
For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary:
▶
No earlier than the close of business on July 7, 2021, and

▶
No later than the close of business on August 6, 2021.

If the date of the stockholders’ meeting is moved more than 30 days before or 60 days after November 4, 2021, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:
▶
90 days prior to the meeting; and

▶
10 days after public announcement of the meeting date.

25.	HOW MAY I RECOMMEND OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?
You may propose Director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth in Question 24 above.
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must deliver the information required by our bylaws and a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to KLA and its stockholders.
26.	WHAT IS THE DEADLINE TO PROPOSE OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?
A stockholder may send a proposed Director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Nominating and Governance Committee meeting prior to the annual meeting of stockholders.
To nominate an individual for election at an annual meeting of stockholders, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, for next year’s annual meeting of stockholders, will generally require that the notice be received by our Corporate Secretary between the close of business on July 7, 2021 and the close of business on August 6, 2021, unless the annual meeting is moved by more than 30 days before or 60 days after November 4, 2021, in which case the deadline will be as described in the last paragraph of Question 24 above.
27.	HOW MAY I OBTAIN A COPY OF KLA’S BYLAWS?
For a free copy of our bylaws, please contact our Investor Relations department at (408) 875-3000. A copy of our bylaws is also available free of charge on the Internet on our website at http://ir.KLA.com and on the SEC’s website at http://www.sec.gov.

PROPOSAL ONE: ELECTION OF DIRECTORS
Nominees
Eleven incumbent Directors are nominated for election at the Annual Meeting. The Nominating and Governance Committee, consisting solely of independent Directors as determined under the rules of the NASDAQ Stock Market, recommended the nominees listed in this Proposal One. Based on that recommendation, the members of the Board resolved to nominate such individuals for election.
Information regarding the business experience, qualifications, attributes and skills of each nominee is provided below under the section entitled “Nominees for Election at the 2020 Annual Meeting.”
There are no family relationships among our executive officers and directors.
The eleven candidates nominated by the Board for election as Directors by the stockholders are:
▶ Edward Barnholt; ▶ Robert Calderoni; ▶ Jeneanne Hanley; ▶ Emiko Higashi; ▶ Kevin Kennedy; ▶ Gary Moore;	▶ Marie Myers; ▶ Kiran Patel; ▶ Victor Peng; ▶ Robert Rango; and ▶ Richard Wallace.
If elected, each nominee will serve as a Director for a one-year term expiring at our 2021 annual meeting of stockholders. Each Director will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board may designate. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a Director.
Vote Required and Recommendation
Under our bylaws, in any uncontested election of Directors (an election in which the number of nominees does not exceed the number of Directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any Director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.
The Board unanimously recommends a vote “FOR” each of the Director nominees, with the Directors who are nominees abstaining with respect to their own nomination.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Board of Directors
Our Board held a total of five meetings during the fiscal year ended June 30, 2020. All Directors other than Mr. Wallace are independent within the meaning of the NASDAQ Stock Market director independence standards.
The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. Each Committee is comprised entirely of independent directors, meets regularly and has a written charter approved by the Board, all of which are available on our website at http://ir.KLA.com, along with our Standards of Business Conduct, Corporate Governance Standards and other governance-related information. The Board and each Committee regularly review the Committee charters. In addition, at each quarterly Board meeting, a member of each Committee reports on any significant matters addressed by the Committee.
During the fiscal year ended June 30, 2020, each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings (a) of the Board held during the period for which such person served as a Director and (b) held by all Board committees on which such Director served (during the periods that such Director served).
Although we do not have a formal policy mandating attendance by members of the Board at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at such meetings. All of the Directors serving on our Board at the time attended last year’s annual meeting of stockholders.

Board Leadership Structure
KLA currently separates the positions of Chief Executive Officer and Chairman of the Board. Since October 2006, Edward Barnholt, one of our independent Directors, has served as our Chairman of the Board. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of the Board; presiding at executive sessions; facilitating and conducting, with the Nominating and Governance Committee, the annual self-assessments by the Board and each standing Committee of the Board; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer in the context of compensation reviews.
Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent Director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.
However, our Corporate Governance Standards permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on our needs and the Board’s assessment of the Company’s leadership from time to time. Our Corporate Governance Standards provide that, in the event that the Chairman of the Board is not an independent Director, the independent members of the Board will designate a “lead independent director.”

The Board’s Role in Oversight of Risk
Our Board, as a whole and through its Committees, has responsibility for the oversight of risk management. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in working with management to establish our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for KLA. In addition, the Board periodically conducts a comprehensive review of the Company’s overall risk environment and its risk management efforts. The Board and its Committees also regularly receive updates from management (including representatives of our legal and internal audit teams) regarding certain risks that we face, including industry, business, macroeconomic, litigation, cybersecurity and other operating risks.
While our Board is ultimately responsible for risk oversight, our Board has delegated to the Audit Committee the primary responsibility for the active oversight of our enterprise risk management activities. Our Audit Committee is not only responsible for overseeing risk management of financial matters, the adequacy of our risk-related internal controls, financial reporting and internal investigations, but its charter also provides that the Audit Committee will discuss at least annually KLA’s risk assessment, enterprise risk management processes and major financial exposures, as well as the steps our management has taken to monitor and control those exposures. Our Audit Committee reports its findings and activities to the Board at each quarterly Board meeting.
In addition, our other Board committees each oversee certain aspects of risk management. Our Compensation Committee oversees risks related to our compensation policies and practices, and our Nominating and Governance Committee oversees governance-related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. The Committees report their findings and activities to the Board.
While the Board is responsible for risk oversight, management is responsible for risk management. KLA maintains an effective internal controls environment and has processes to identify and manage risk, including an executive risk council comprised of representatives from our legal, human resources, finance, global operations, internal audit, procurement, and risk and compliance teams. This council reports to our Chief Executive Officer and has oversight of the various risk assessment, monitoring and controls processes across the Company.
As of June 30, 2020, the eleven nominees served on the Committees of the Board indicated in the following table:
Director	Audit	Compensation	Nominating and Governance
Edward Barnholt		✓	Chair
Robert Calderoni	Chair		✓
Jeneanne Hanley		✓
Emiko Higashi		✓
Kevin Kennedy	✓		✓
Marie Myers	✓
Gary Moore		Chair
Kiran Patel	✓		✓
Victor Peng		✓
Robert Rango	✓
Richard Wallace
Audit Committee

Members During Fiscal Year 2020: Robert Calderoni (Chairman), John Dickson, Kevin Kennedy, Marie Myers, Ana Pinczuk, Kiran Patel, Robert Rango.

Meetings Held During Fiscal Year 2020: 7

Primary Responsibilities:
The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm, and reviewing and evaluating our accounting principles and system of internal accounting controls. In addition, the head of our Internal Audit function, who is supervised by our Chief Financial Officer, formally reports into the Audit Committee and provides updates at each quarterly meeting.

Independence:
The Board has determined that each of the members of the Audit Committee meets the independence requirements (including the heightened requirements for Audit Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its

Committees. The Board has determined that each of Messrs. Calderoni, Kennedy and Patel and Ms. Myers is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC.
Compensation Committee

Members During Fiscal Year 2020: Edward Barnholt, Jeneanne Hanley, Emiko Higashi, Kevin Kennedy, Gary Moore (Chairman), Victor Peng and Robert Rango.

Meetings Held During Fiscal Year 2020: 6

Primary Responsibilities:
The Compensation Committee reviews and either approves or recommends to the full Board (depending upon the compensation plan and the executive involved) our executive compensation policy and administers our employee equity award plans. The Compensation Committee also reviews and, except with respect to our Chief Executive Officer and Chairman of the Board, has the authority to approve the cash and equity compensation for our executive officers and for members of the Board. See “Compensation Discussion and Analysis — Compensation Committee Decision Making-Approval Procedures Overview and Market Data” for more information concerning the procedures and processes the Compensation Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice.

Independence:
The Board has determined that each of the members of the Compensation Committee meets the independence requirements (including the heightened requirements for Compensation Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees.

Risk Considerations in Our Compensation Programs
Our management conducted an extensive review and analysis of the design and operation of KLA’s compensation practices, policies and programs for all employees, including our NEOs (as that term is defined on page 39 of this Proxy Statement), to assess the risks associated with those practices, policies and programs. Our Compensation Committee has reviewed the results of that analysis, including underlying plan data and a risk assessment of significant elements of our compensation program. Based on this review and assessment, we and our Compensation Committee do not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:
▶
Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

▶
Our equity awards (including performance-based restricted stock unit awards, to the extent earned) typically vest over a four-year period, encouraging participants to look to long-term appreciation in equity values;

▶
The metrics used to determine the amount of a participant’s bonus under our incentive bonus plans and the number of shares earnable under performance share awards, or PRSUs, focus on Company-wide measures such as Operating Margin Dollars and relative free cash flow margin, metrics that the Compensation Committee believes encourage the generation of profitable revenue and drive long-term stockholder value;

▶
Our bonus plans impose caps on bonus awards to limit windfalls;

▶
Our system of internal control over financial reporting, Standards of Business Conduct and whistleblower processes, among other things, are intended to reduce the likelihood of manipulation of our financial performance to enhance payments under our performance-based compensation plans; and

▶
Our insider trading policy provides that our employees may not enter into hedging transactions involving our Common Stock, in an effort to prevent employees who receive equity awards from insulating themselves from the effects of changes in our stock price.

Nominating and Governance Committee

Members During Fiscal Year 2020: Edward Barnholt (Chairman), Robert Calderoni, John Dickson, Kevin Kennedy and Kiran Patel.

Meetings Held During Fiscal Year 2020: 4

Primary Responsibilities:
The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board, as well as reviewing corporate governance policies and procedures and assessing stockholder proposals related to governance matters. The Nominating and Governance Committee assesses the appropriate size and composition of the Board, the effectiveness of its leadership structure, and whether any vacancies on the Board are expected.

Independence:
The Board has determined that each of the members of the Nominating and Governance Committee meets the independence requirements of NASDAQ, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees.

Evaluation of Director Candidates
In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board, professional search firms, management, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed in further detail below and seeks to achieve a balance of knowledge, background, experience and capability on the Board. In nominating Ms. Myers to the Board, the Nominating and Governance Committee had the assistance of an executive search firm which provided a list of potential candidates having the skill set, background and qualifications for a director sought by the Board.
It is the Nominating and Governance Committee’s policy to consider candidates for the Board recommended by, among other persons, stockholders who have owned at least one percent of our outstanding shares for at least one year and who state that they have an intent to continue as a substantial stockholder for the long term. Stockholders wishing to nominate candidates for the Board must notify our Corporate Secretary in writing of their intent to do so and provide us with certain information set forth in Article II, Section Eleven of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), or as otherwise requested by the Nominating and Governance Committee.

Majority Vote Policy
We maintain a governance policy applicable to uncontested Director elections (elections in which the number of nominees does not exceed the number of Directors to be elected) requiring that Directors receive majority support in such elections. Under our bylaws, in any uncontested Director election, any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any Director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

Director Qualifications and Diversity
The Board believes that the skill set, backgrounds and qualifications of our Directors, considered as a group, should provide a significant composite mix of diversity in experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. In addition, the Board believes that there are certain attributes that every Director should possess, such as demonstrated business or academic achievements, the highest ethical standards and a strong sense of professionalism. Accordingly, the Board and the Nominating and Governance Committee consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and KLA’s current and future needs.
In considering candidates for Director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee considers candidates who have demonstrated executive experience or significant high-level experience in accounting, finance or a technical field or industry applicable to KLA. As set forth in our Corporate Governance Standards, the Nominating and Governance Committee takes into account all factors it considers appropriate when evaluating Director candidates, which include strength of character, mature judgment, career specialization, and the extent to which the candidate would fill a present need on the Board. In addition, with every candidate search, the Board considers the value of diversity and inclusion, and actively seeks candidates who will enhance the diversity and inclusiveness of the Board. With respect to new Board members, it is the standard practice of the Nominating and Governance Committee to engage a third-party recruiting firm to identify a slate of individuals for consideration as Board candidates based on the above-mentioned criteria.
In addition, the Nominating and Governance Committee annually reviews with the Board the appropriate skills and characteristics required of Directors in the context of the current composition of the Board. In seeking a diversity of backgrounds, the Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual Directors, as KLA’s needs evolve and change over time.
In evaluating Director candidates, including incumbent Directors for re-nomination to the Board, the Nominating and Governance Committee has considered all of the criteria described above. When assessing an incumbent Director, the Nominating and Governance Committee also considers the Director’s past performance on and contributions to the Board. Among other things, the Nominating and Governance Committee has determined that it is important to have individuals with the following skills and experiences on the Board:
▶
Current or former executives who demonstrate strong leadership qualities and possess significant operating experience that together enable them to contribute practical business advice to the Board and management, strategies regarding change and risk management, and valuable insight into developing, implementing and assessing our operating plan and business strategy;

▶
A deep understanding of the key issues relevant to technology companies, including specific knowledge regarding the semiconductor industry, which is vital in understanding and reviewing our business goals and challenges, as well as our product development and acquisition strategies;

▶
Substantial international experience, which is particularly important given our global presence and the international nature of our customer base;

▶
An understanding of finance and related reporting processes. In the case of members of our Audit Committee, we seek individuals with demonstrated financial expertise with which to evaluate our financial statements and capital structure; and

▶
Corporate governance experience obtained from service as Board members and/or executives for other publicly traded companies, which we believe results in a greater sense of accountability for management and the Board and enhanced protection of stockholder interests.

The charts below depict the current gender and ethnic composition of our Board as of the date of this Proxy Statement:
Our Board and its Nominating and Governance Committee believe that all of the Directors and nominees listed below are highly qualified and have the skills and experience required for service on our Board. Below is certain information with respect to our Directors and nominees as of the date of this Proxy Statement, including, for each Director and nominee, a biography and a summary of his or her significant experiences, qualifications and skills that are most pertinent to that individual’s service as a member of our Board.
Nominees for Election at the 2020 Annual Meeting

Edward Barnholt
Director since: 1995
Age: 77
Board Committees: Compensation, Nominating and Governance (Chair)
Other U.S. Public Company Boards: Adobe Inc. (2005 to 2019); eBay Inc. (2005 to 2018)
Mr. Barnholt has served as Chairman of the Board of KLA since October 2006. From March 1999 to March 2005, Mr. Barnholt was President and Chief Executive Officer of Agilent Technologies, Inc., and he was Chairman of the Board of Directors of Agilent from November 2002 to March 2005. In March 2005, Mr. Barnholt retired as the Chairman, President and Chief Executive Officer of Agilent. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard’s Test and Measurement Organization. He was elected Senior Vice President of Hewlett-Packard in 1993 and Executive Vice President in 1996. Mr. Barnholt also currently serves on the Board of Trustees of the Packard Foundation.
As the former President, Chief Executive Officer and Chairman of Agilent, as well as a former senior executive with Hewlett-Packard, Mr. Barnholt possesses significant leadership experience, which includes matters particularly relevant to companies with complex technology and international issues. Mr. Barnholt’s experience as a Board member of KLA provides him with an extensive knowledge of our business and industry, which together his prior service on several other public company boards, including Adobe and eBay, brings to the Board strong corporate governance expertise.

Robert Calderoni
Director since: 2007
Age: 60
Board Committees: Audit (Chair), Nominating and Governance
Other U.S. Public Company Boards: Juniper Networks, Inc. (2003 to 2019); Citrix Systems, Inc. (since 2015); Logmein, Inc. (since 2017); Ansys, Inc. (since 2020)
Mr. Calderoni has more than 30 years of executive experience in the technology industry. He currently serves as Chairman at Citrix Systems, Inc. Mr. Calderoni was the Executive Chairman at Citrix from July 2015 to December 2018. From October 2015 to January 2016, Mr. Calderoni served as the interim Chief Executive Officer and President of Citrix. Prior to that, he was President of SAP AG’s cloud business following SAP’s October 2012 acquisition of Ariba, Inc., a leading provider of cloud software solutions where he served as Chairman and Chief Executive Officer. Prior to the acquisition, Mr. Calderoni served as Chief Executive Officer and a member of the Board of Directors of Ariba from October 2001 until the company was acquired, and he also served as Ariba’s Chairman of the Board of Directors from July 2003 until the acquisition date. Before becoming Chief Executive Officer of Ariba, Mr. Calderoni served as Ariba’s Chief Financial Officer from January 2001 to October 2001. Prior to joining Ariba, Mr. Calderoni was Chief Financial Officer at Avery Dennison Corporation, a global manufacturing company. He also held numerous senior financial executive positions at major technology companies, including Senior Vice President Finance at Apple Inc., and Vice President Finance at IBM.
As a former senior executive officer of Citrix, SAP and Ariba, Mr. Calderoni provides our Board with extensive and relevant leadership and international operations experience in the technology industry. In addition, Mr. Calderoni is well-qualified to serve as a Board member and as the Chairman of our Audit Committee as a result of his over 20 years of experience as a finance executive, including his past service as the Chief Financial Officer of two publicly traded technology companies. As a Board member of three other public companies, Mr. Calderoni also has familiarity with a range of corporate governance issues.

Jeneanne Hanley
Director since: 2019
Age: 47
Board Committees: Compensation
Other U.S. Public Company Boards: None
Ms. Hanley has held various positions at Lear Corporation, a designer and manufacturer of automotive seating systems and electrical distribution systems and related components, from 1994 until January 2019, most recently serving as Senior Vice President and President of the E-Systems Division. Other positions at Lear Corporation she has held include Corporate Vice President, Global Surface Materials, Corporate Vice President, Americas Seating Business Unit and Vice President, Global Strategy and Business Development. Ms. Hanley earned her bachelor’s degree in mechanical engineering in 1994 and her master’s degree in business administration in 2000 from the University of Michigan.
Ms. Hanley possesses significant operating and leadership skills, including extensive experience in electrical distribution systems and electronic modules used in the automotive industry. As a result of her past service as an operational executive of significant business units and divisions serving the global automotive industry, we expect Ms. Hanley will continue to make significant contributions as a member of our Board.

Emiko Higashi
Director since: 2010
Age: 61
Board Committees: Compensation
Other U.S. Public Company Boards: Rambus, Inc. (since 2017); InvenSense, Inc. (2014 to 2017); Takeda Pharmaceutical Company (since 2016)
Ms. Higashi is a founder of Tohmon Capital Partners, LLC (formerly Tomon Partners, LLC), a strategy and M&A advisory firm based in San Francisco and primarily serving companies in technology- and healthcare-related fields since 2003. Ms. Higashi serves on the boards of Takeda Pharmaceutical Company Ltd, Rambus, Inc., and Sanken Electric Co. Ltd. Ms. Higashi also serves as a senior advisor to several private consulting firms. Prior to Tohmon Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Before that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Parella and the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan.
As a result of her extensive career in technology-focused investment banking and finance, Ms. Higashi brings to the Board significant strategic, business development, mergers and acquisitions and financial experience related to the business and financial issues facing large global technology corporations, a comprehensive understanding of international business matters, particularly in Asia, and knowledge of the semiconductor industry. In addition, as a founder and partner of several consulting firms and a founding member of an investment banking firm, Ms. Higashi also possesses significant leadership and entrepreneurial experience.

Kevin Kennedy
Director since: 2007
Age: 64
Board Committees: Audit; Nominating and Governance
Other U.S. Public Company Boards: Digital Realty Trust, Inc. (since 2013); Maxeon Solar Technologies, Ltd. (since 2020)
Mr. Kennedy has served as the Chief Executive Officer and member of the Board of Directors of Quanergy Systems, Inc., a leading provider of LiDAR sensors, since March 2020. From July 2018 through March 2020, Mr. Kennedy was a senior managing director at Blue Ridge Partners, a consulting firm that advises companies on accelerating profitable revenue growth. Prior to that, Mr. Kennedy most recently served as President, Chief Executive Officer and member of the Board of Directors of Avaya Inc., a leading global provider of business communications applications, systems and services, positions he held from January 2009 to October 2017. In January 2017, Avaya Inc. filed a Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining Avaya, Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, a provider of optical products and test and measurement solutions for the communications industry, from September 2003 to December 2008, also serving as JDS Uniphase’s President from March 2004 to December 2008. From 2001 to 2003, he served as Chief Operating Officer of Openwave Systems, Inc., a provider of software solutions for the communication and media industries. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2011, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by former President Barack Obama.
As the Chief Executive Officer of Quanergy Systems and a former senior executive at Avaya, JDS Uniphase and Openwave, Mr. Kennedy possesses a vast amount of leadership and operational experience with companies in high technology industries. Also as the holder of a Ph.D. degree in engineering from Rutgers University, a member of President Obama’s National Security Telecommunications Advisory Committee, a former Congressional Fellow to the U.S. House of Representatives Committee on Science, Space and Technology, and the author of more than 30 papers on computational methods, data networking and technology management, Mr. Kennedy offers relevant expertise in a broad range of technology matters. In addition, as a result of his experience on the Boards of Directors of several public companies, Mr. Kennedy offers our Board a deep understanding of corporate governance matters.

Gary Moore
Director since: 2014
Age: 71
Board Committees: Compensation (Chair)
Other U.S. Public Company Boards: Finjan Holdings, Inc. (2015 to 2020); ServiceSource International, Inc. (since 2016)
Mr. Moore has served as the Chief Executive Officer of ServiceSource International, Inc., a global leader in outsourced, performance-based customer success and revenue growth solutions, since December 2018 and as its Executive Chairman since November 2018. Mr. Moore retired in July 2015 from his positions as President and Chief Operating Officer of Cisco Systems, Inc., a leading global provider of networking and other products and services related to the communications and information technology industry, positions he had held from October 2012 to July 2015. Mr. Moore first joined Cisco in October 2001 as Senior Vice President, Advanced Services, and, in August 2007, he also assumed responsibility as co-lead of Cisco Services. From May 2010 to February 2011, he served as Executive Vice President, Cisco Services, and he was Cisco’s Executive Vice President and Chief Operating Officer from February 2011 until October 2012. Immediately before joining Cisco, Mr. Moore served for approximately two years as Chief Executive Officer of Netigy Corporation, a network consulting company. Prior to that, he was employed for 26 years by Electronic Data Systems (“EDS”), where he held a number of senior executive positions, including as the President and Chief Executive Officer of joint venture Hitachi Data Systems from 1989 to 1992.
As the Executive Chairman and Chief Executive Officer of ServiceSource and a former senior executive with Cisco and other global companies (including roles as Cisco’s President and Chief Operating Officer, the head of Cisco Services, the creator and manager of EDS’s e-solutions global business unit and the President and Chief Executive Officer of the EDS joint venture Hitachi Data Systems), Mr. Moore brings to the Board extensive leadership experience, as well as expertise in matters relating to international operations in the technology industry. Mr. Moore’s experience managing large-scale operations and growing businesses enables him to provide the Board and the Company with valuable advice and guidance regarding operational and strategic issues faced by global technology companies.

Marie Myers
Director since: 2020
Age: 52
Board Committees: Audit
Other U.S. Public Company Boards: F5 Networks, Inc.
Since June 2020, Ms. Myers has served as the Chief Transformation Officer at HP Inc. and prior to that, from March 2020 to June 2020 served as its Chief Digital Officer. Ms. Myers served as the Chief Financial Officer of UiPath Inc. from December 2018 to December 2019. Prior to UiPath, Ms. Myers held various positions at HP Inc. and the Hewlett-Packard Company from 2001 to 2018, most recently serving as Global Controller. Other positions at Hewlett-Packard included Senior Finance Executive; Vice President for Finance Strategy, Sales and hp.com, Printing and Personal Systems Division; Head of Audit; Chief Financial Officer, Personal Systems Group; Vice President and Americas Controller; and Vice President and Chief Audit Officer. Ms. Myers held finance, audit and business operations positions at Compaq from 1997 until its acquisition by the Hewlett-Packard Company in 2001.
Ms. Myers’ extensive experience as a finance executive for a multinational technology company and experience managing the Internal Audit and financial operations functions brings an important and valuable perspective to our Board of Directors. Her experiences also provide valuable insight into challenges faced by a technology company with an international presence.

Kiran Patel
Director since: 2008
Age: 72
Board Committees: Audit; Nominating and Governance
Other U.S. Public Company Boards: None
Mr. Patel retired in September 2013 from his position as Executive Vice President and General Manager, Small Business Group of Intuit Inc., a provider of personal finance and small business software, a position he had held since December 2008. Mr. Patel previously served as Intuit’s Senior Vice President and General Manager, Consumer Tax Group and as its Senior Vice President and Chief Financial Officer. Before joining Intuit in September 2005, he was Executive Vice President and Chief Financial Officer of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as Chief Financial Officer and Executive Vice President. Mr. Patel currently serves as a Trustee of the Charles Schwab Funds.
As a former senior officer of Intuit, Solectron and Cummins, Mr. Patel possesses significant international operating and leadership skills, including extensive experience in global sourcing, sales and other business management aspects within manufacturing and technology industries, often involving living and managing businesses overseas. In addition, as a result of his past service as the Chief Financial Officer of several global organizations, Mr. Patel offers a vast understanding of critical finance matters, which enables him to make significant contributions as a member of our Board and its Audit Committee.

Victor Peng
Director since: 2019
Age: 60
Board Committees: Compensation
Other U.S. Public Company Boards: Xilinx, Inc. (since 2017)
Mr. Peng joined Xilinx, Inc., a developer of highly flexible and adaptive processing platforms that enable rapid innovation across a variety of technologies, in 2008 and currently serves as its President and Chief Executive Officer, which he has held since January 2018. He joined the Xilinx board in October 2017. From April 2017 to January 2018, Mr. Peng served as Xilinx’s Chief Operating Officer. From July 2014 to April 2017, he served as Executive Vice President and General Manager of Products. From May 2013 through July 2014, Mr. Peng served as Senior Vice President and General Manager of the Programmable Platforms Group. From May 2012 through April 2013, he served as Senior Vice President of the Programmable Platforms Group. From November 2008 through April 2012, he served as Senior Vice President of the Programmable Platforms Development Group. Prior to joining Xilinx, Mr. Peng served as Corporate Vice President, Graphics Products Group at Advanced Micro Devices (AMD), a provider of processing solutions, from November 2005 to April 2008. Prior to joining AMD, Mr. Peng served in a variety of executive engineering positions at companies in the semiconductor and processor industries.
As the President and Chief Executive Officer of Xilinx and a member of its board of directors, and with his over 30 years of experience in the semiconductor industry, Mr. Peng provides our Board with extensive and relevant leadership and international operations experience.

Robert Rango
Director since: 2014
Age: 62
Board Committees: Audit
Other U.S. Public Company Boards: Integrated Device Technology, Inc. (2015 to 2019); Keysight Technologies, Inc. (since 2015)
Since May 2016 Mr. Rango has served as the President and Chief Executive Officer of Enevate Corporation, a company working on the development of next generation Lithium Ion (Li-ion) battery technology. Prior to that, Mr. Rango served for over 12 years, from March 2002 to July 2014, as an executive at Broadcom Corporation, a leading fabless semiconductor company. He most recently served as Executive Vice President and General Manager of Broadcom’s Mobile and Wireless Group, a role he had held since February 2011. During his tenure with Broadcom, Mr. Rango held a number of senior management positions in the company’s Network Infrastructure Business Unit, Mobile and Wireless Group and Wireless Connectivity Group, including as Senior Vice President and General Manager, Wireless Connectivity Group from January 2006 to February 2010 and as Executive Vice President and General Manager, Wireless Connectivity Group from February 2010 to February 2011. From 1995 to 2002, Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a leader in semiconductors and software solutions for storage, mobility and networking markets, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions.
Mr. Rango possesses significant operating and leadership skills, including extensive experience in global semiconductor product marketing, development and sales. As a result of his past service as an operational executive and general manager of several large global organizations, Mr. Rango offers a vast understanding of mobile, wireless, semiconductor, optical, software and technology management, which enables him to make significant contributions as a member of our Board.

Richard Wallace
Director since: 2006
Age: 60
Board Committees: None
Other U.S. Public Company Boards: NetApp, Inc. (2011 to 2019); Proofpoint, Inc. (since 2017)
Mr. Wallace currently serves as our President and Chief Executive Officer. He has been our Chief Executive Officer since January 2006 and has also served as our President since November 2008. He began at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 32 years with us, including positions as President and Chief Operating Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Mr. Wallace previously served as a member of the Board of Directors of SEMI (Semiconductor Equipment and Materials International), a prominent industry association, including as SEMI’s Chairman of the Board. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses after his graduation.
As our President and Chief Executive Officer and a KLA employee for 32 years, Mr. Wallace brings to the Board extensive leadership and semiconductor industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by KLA, and management’s strategy and plans for accomplishing our goals. In addition, Mr. Wallace’s current service as a member of the Boards of Directors of KLA and Proofpoint give him a strong understanding of his role as a Director and a broad perspective on key industry issues and corporate governance matters.

Director Compensation

Our Fiscal Year 2020 Director Compensation Program
Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as approved by the Compensation Committee (or, in the case of the compensation of the Chairman of the Board, as recommended by the Compensation Committee and approved by the Board). Equity compensation to Outside Directors is provided under our 2004 Equity Plan, which has been approved by our stockholders. Retainers and committee fees are paid in quarterly installments. The following table presents the key features of our fiscal year 2020 Outside Director compensation program:
COMPENSATION ELEMENT	FISCAL YEAR 2020 PROGRAM
Cash Compensation
Standard annual cash retainer	$90,000
Committee member additional annual cash retainers (including Committee Chair)	$15,000 for Audit Committee $12,500 for Compensation Committee $7,500 for Nominating and Governance Committee
Committee Chair additional annual cash retainers	$30,000 for Audit Committee $20,000 for Compensation Committee $10,000 for Nominating and Governance Committee
Annual cash retainer for non-executive Chairman (in lieu of standard retainer)	$130,000
Reimbursement for reasonable meeting attendance expenses	Included
Equity Compensation
Market value of standard RSU award granted at annual meeting	$200,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting
Market value of non-executive Chairman RSU award granted at annual meeting in lieu of standard award	$270,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting
Vesting period of Outside Director RSUs	Awards vest annually; shares immediately issued upon vesting
Members of the Board do not receive any additional compensation for their services as Directors, other than as discussed below in “Director Compensation Table” for Ms. Hanley. The Board will separately determine the compensation payable to Outside Directors for service on special purpose committees of the Board, if such committees are created.
If a new Outside Director joins the Board after the date of an annual meeting of stockholders, his or her first restricted stock unit award (“RSU”) will be granted at the time or promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board.
Under the Outside Director compensation program, the RSU awards granted to our Outside Directors are issued with “dividend equivalent” rights pursuant to our 2004 Equity Plan. The plan administrator may issue dividend equivalent rights with respect to RSUs, performance-based restricted stock units, performance units and deferred stock units. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award.
We have had in effect since 2008 a policy of providing prorated vesting acceleration of RSUs held by Outside Directors who are in good standing, whose service on the Board terminates before their RSUs are vested and who, at the time of termination, have served on the Board for six years.

Deferred Compensation
Each Outside Director is entitled to defer all or a portion of his or her cash retainer, pursuant to our Executive Deferred Savings Plan (“EDSP”), a nonqualified deferred compensation plan. Amounts credited to the EDSP may be allocated by the participant among a variety of investment funds. For further information regarding our EDSP, including the list of investment funds available under the EDSP during fiscal year 2020, please refer to the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” Of the current Outside Directors, only Ms. Myers and Messrs. Barnholt and Patel participated in the EDSP during fiscal year 2020, though only Ms. Myers made new contributions during the fiscal year.

Matching Program
Since August 2014, Outside Directors have been able to participate in a gift matching program, under which the KLA Foundation will generally match, dollar-for-dollar, gifts by Outside Directors to qualifying tax-exempt institutions up to $10,000 per calendar year.

Stock Ownership Guidelines
We have adopted a policy, pursuant to which each Outside Director is expected to own a specified minimum number of shares of our Common Stock. Under our current policy, each Outside Director, once he or she has served as an Outside Director for at least four years, is expected to own shares of our Common Stock with a market value of at least four (4) times the standard annual cash retainer paid to the Outside Directors. Shares of Common Stock underlying outstanding RSUs held by the Directors count toward this ownership requirement.
The table below sets forth as of June 30, 2020 the compliance with our stock ownership guidelines by the seven Outside Directors who have served for at least four years. Value is based on the closing price of our common stock on June 30, 2020 ($194.48). Ratio is equal to value divided by annual cash retainer.
Name	Total Shares(1)	Value ($)	Ratio
Edward Barnholt	40,062	7,791,258	59.9x
Robert Calderoni	11,569	2,249,939	25.0x
Emiko Higashi	12,014	2,336,483	26.0x
Kevin Kennedy	12,252	2,382,769	26.5x
Gary Moore	11,640	2,263,747	25.2x
Kiran Patel	19,988	3,887,266	43.2x
Robert Rango	11,951	2,324,230	25.8x

(1)
Consists of: (i) shares owned, including shares indirectly owned by the Outside Directors through living trusts; and (ii) RSUs.

Director Compensation Table
The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2020 who served on our Board during the fiscal year:
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Edward Barnholt	160,000	269,937	—	8,391(4)	438,328
Robert Calderoni	142,500	199,841	—	6,216(4)	348,557
John Dickson(5)	56,250	—	—	6,216(4)	62,466
Jeneanne Hanley	102,500	199,841	—	57,543(6)	359,884
Emiko Higashi	102,500	199,841	—	6,216(4)	308,557
Kevin Kennedy	123,125	199,841	—	6,216(4)	329,182
Gary Moore	117,500	199,841	—	6,216(4)	323,557
Marie Myers	52,500	146,791	—	—	199,291
Kiran Patel	112,500	199,841	—	6,216(4)	318,557
Victor Peng	102,500	199,841	—	6,216(4)	305,579
Ana Pinczuk(5)	52,500	—	—	6,216(4)	58,716
Robert Rango	107,500	199,841	—	6,216(4)	313,557

(1)
The amounts set forth in this column represent fees earned by each Outside Director during fiscal year 2020, regardless of whether the fees were actually paid during the fiscal year.

(2)
The amounts shown represent the aggregate grant date fair value of RSUs awarded to each Outside Director during fiscal year 2020, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on August 7, 2020. On November 5, 2019, each Outside Director then in office was granted an RSU award for 1,162 shares of our Common Stock (other than Mr. Barnholt who, as Chairman of the Board, received an RSU award for 1,569 shares, as described above under the heading “Our Fiscal year 2020 Director Compensation Program”). The following table shows, for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director then in office as of June 30, 2020:

Name	Aggregate Number of Unvested Shares of Common Stock Underlying Director RSU Awards as of June 30, 2020 (#)
Edward Barnholt	1,569
Robert Calderoni	1,162
Jeneanne Hanley	1,162
Emiko Higashi	1,162
Kevin Kennedy	1,162
Gary Moore	1,162
Marie Myers	869
Kiran Patel	1,162
Victor Peng	1,162
Robert Rango	1,162

(3)
As noted above, of the current Outside Directors, only Ms. Myers and Messrs. Barnholt and Patel participated in our EDSP during fiscal year 2020. We have concluded that, because the EDSP earnings correspond to the actual market earnings on a select group of investment funds available under the EDSP, no portion of the Outside Directors’ earnings under the EDSP is “above market” or “preferential.” Accordingly, we do not report any portion of the Outside Directors’ earnings under the EDSP in the Director Compensation Table. The investment earnings (loss) under the EDSP during fiscal year 2020 for the Outside Directors who participated in the EDSP were as follows: (a) Ms. Myers: $2,979; (b) Mr. Barnholt: $139,602; and (c) Mr. Patel: $6,922.

(4)
Represents dividend equivalents paid upon the vesting of RSUs during fiscal year 2020.

(5)
Mr. Dickson and Ms. Pinczuk did not stand for re-election at the 2019 annual meeting of stockholders.

(6)
Includes (i) $543 in dividend equivalents paid upon the vesting of RSUs during fiscal year 2020 and (ii) $57,000 in consulting fees paid under her consulting agreement pursuant to which Ms. Hanley attended and provided guidance with respect to program reviews pertaining to talent acquisition, community relations, KLA brand awareness, diversity and inclusion initiatives and KLA Foundation activities in relation to establishing our new second headquarters in Ann Arbor, Michigan.

OUR CORPORATE GOVERNANCE PRACTICES
At KLA, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.
Adopting and Maintaining Governance Standards
The Board has adopted, and regularly reviews and updates as necessary, a set of Corporate Governance Standards to establish a framework within which it will conduct its business and to guide management in its running of the Company. The governance standards, portions of which are summarized below, can be found on our website at http://ir.KLA.com. We have posted information regarding our corporate governance procedures to help ensure the transparency of our practices.
Monitoring Board Effectiveness
It is important that our Board and its Committees are performing effectively and in the best interests of KLA and our stockholders. The Board is responsible for annually assessing its effectiveness and the effectiveness of each of its Committees in fulfilling their respective obligations, and each Committee is responsible for reviewing the Board’s assessment of that Committee’s effectiveness. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board and its membership. The standard practice of the Board is that Outside Directors will not stand for re-election after reaching the age 75, unless asked to do so to help ensure an appropriate transition, and while Board members are elected for one (1) year terms, there is currently no limitation on the number of terms a Director may serve.
Conducting Formal Independent Director Sessions
At the conclusion of each regularly scheduled Board meeting, the independent Directors meet in executive session without KLA management or any non-independent Directors.
Hiring Outside Advisors
The Board and each of its Committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.
Avoiding Conflicts of Interest
We expect our Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances internally and to our stockholders, we have implemented Standards of Business Conduct that provide clear conflict of interest guidelines to our employees, as well as an explanation of reporting and investigatory procedures.
Communications with the Board
Stockholders may communicate with the Board by writing to us at KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035.
Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.
Standards of Business Conduct; Whistleblower Hotline and Website
The Board has adopted Standards of Business Conduct for all of our employees and Directors, including our principal executive and senior financial officers, and we have prepared and made available versions of our Standards of Business Conduct translated into Chinese (Simplified and Traditional), French, German, Hebrew, Japanese, Korean, Italian and

Dutch in an effort to maximize the accessibility and understandability of these important guidelines to our employees. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.KLA.com, or by making a written request to us at KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will disclose any amendment to the Standards of Business Conduct, or waiver of a provision thereof, on our website at the same address.
In addition, we have established a hotline and website for use by employees, as well as third parties such as vendors and customers, to report actual or suspected wrongdoing and to answer questions about business conduct. The hotline and website are both operated by an independent third party, which provides tools to enable individuals to submit reports in a number of different languages and, where permitted by law, on an anonymous basis.
Ensuring Auditor Independence
We have taken a number of steps to ensure the continued independence of our outside auditors. Our independent registered public accounting firm reports directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by the firm.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of Messrs. Barnholt, Moore (Chair) and Peng and Mses. Hanley and Higashi. None of these individuals was an officer or employee of KLA at any time during fiscal year 2020 or at any other time. During fiscal year 2020, there was no instance in which an executive officer of KLA served as a member of the Board or compensation committee of any entity and an executive officer of that same entity served on our Board or Compensation Committee.
Stockholder Nominations to the Board
Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES — Nominating and Governance Committee.”
Majority Vote Policy
Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES — Nominating and Governance Committee — Majority Vote Policy.”

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2021
Audit Committee Recommendation
The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2021. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.
The Board, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.
Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.
Attendance at the Annual Meeting
A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Fees
The aggregate fees billed by PricewaterhouseCoopers LLP, KLA’s independent registered public accounting firm, in fiscal years 2020 and 2019 were as follows:
Services Rendered/Fees	2020 ($)	2019 ($)
Audit Fees(1)	5,915,043	7,028,730
Audit-Related Fees(2)	14,000	15,000
Total Audit and Audit-Related Fees	5,929,043	7,043,730
Tax Compliance	1,504,171	613,133
Tax Planning and Consulting	1,493,904	117,428
Total Tax Fees(3)	2,988,075	730,561
All Other Fees(4)	16,300	42,041

(1)
Represents professional services rendered for the audits of annual financial statements set forth in our Annual Reports on Form 10-K for fiscal years 2020 and 2019, the review of quarterly financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2020 and 2019, fees for services related to statutory and regulatory filings or engagements, and audit services pertaining to bond offerings. Fiscal year 2019 includes fees for assurance and related services rendered in connection with acquisition activities and adoption of ASC606 Revenue Standards.

(2)
Fiscal year 2020 includes audits of employee benefit plans and audits of government-sponsored research and development program grant spending. Fiscal year 2019 represents accounting consultations in connection with the proposed acquisition of Orbotech Ltd.

(3)
Represents tax services for U.S. and foreign tax compliance, planning and consulting.

(4)
Fiscal year 2020 and 2019 represent license fees related to accounting research software and subscription for access to information related to international tax regulations. Fiscal year 2019 also includes fees for consulting services associated with user interface of certain products.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services, such as tax-related services and acquisition advisory services, are permitted but limited in proportion to the audit fees paid. Third, the Audit Committee pre-approves non-audit services not specifically permitted under this policy (or subsequently approves such services in circumstances where a subsequent approval is necessary and permissible), and the Audit Committee reviews the annual plan and any subsequent engagements. All non-audit fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.
On a quarterly basis, management provides written updates to the Audit Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.
Independence Assessment by Audit Committee
Our Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.
Vote Required and Recommendation
If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2021.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021.

PROPOSAL THREE: APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION
Background
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables KLA’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of our NEOs (as that term is defined on page 39 of this Proxy Statement) as disclosed in the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the other related tables and disclosures in this Proxy Statement. This vote is required pursuant to Section 14A of the Exchange Act. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders by focusing on a philosophy of  “pay-for-performance.” Our compensation programs are designed to support our business goals and to promote both short-term and long-term financial and strategic achievement.
We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the Summary Compensation Table and other related compensation tables and disclosure in this Proxy Statement, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs as reported in this Proxy Statement has supported and contributed to our recent and long-term success.
Nature of Vote; Recommendation
This vote is advisory and therefore not binding on KLA, our Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:
“RESOLVED, that KLA Corporation’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2020 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinion of KLA’s stockholders and will carefully assess the voting results and consider the impact of such voting results on our compensation policies and decisions, as described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Vote Required
If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is required for advisory approval of this proposal.
The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement.

INFORMATION ABOUT EXECUTIVE OFFICERS
Set forth below are the names, ages and positions of the executive officers of KLA as of the Record Date.
Name	Position	Age
Richard Wallace	President and Chief Executive Officer	60
Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES — Nominees for Election at the 2020 Annual Meeting.”
Name	Position	Age
Bren Higgins	Executive Vice President and Chief Financial Officer	50
Bren Higgins has served as KLA’s Executive Vice President and Chief Financial Officer since August 2013. In this role, Mr. Higgins oversees and manages the Company’s finance operations and control processes, global manufacturing operations, and investor relations functions. Prior to his promotion to Chief Financial Officer, Mr. Higgins oversaw the Company’s treasury and investor relations functions and supported its business development efforts in his role as Vice President of Corporate Finance from January 2012 to August 2013, and as Senior Director of Corporate Finance from August 2011 to January 2012. Before that, he served as the Company’s Senior Director of Financial Planning and Analysis from August 2008 to August 2011. Mr. Higgins has also held various financial and investor relations positions since he began his tenure at the Company in 1999, including multiple product division controller assignments and serving as Group Controller of the Company’s Wafer Inspection Group from 2006 to 2008. Mr. Higgins received his bachelor’s degree from the University of California at Santa Barbara and his master’s degree in business administration with a concentration in finance from the University of California at Davis.
Name	Position	Age
Ahmad Khan	President, Semiconductor Process Control	46
Ahmad Khan has served as KLA’s President, Semiconductor Process Control since August 2019 where he is responsible for overseeing and managing our Semiconductor Process Control segment, and was Executive Vice President, Global Products Group from December 2016 to August 2019, where he was responsible for the Company’s wafer inspection and patterning divisions. From August 2015 to December 2016, he served as Executive Vice President, Patterning Division. In this role he was responsible for the development and execution of technology roadmaps and customer collaboration strategies for all of KLA’s patterning products. Mr. Khan joined KLA’s Films & Surface Technology Division in 2003 as Senior Director of Business Development, and has since held numerous strategic management positions throughout his 17-year tenure with the Company. In 2007, Mr. Khan served as Vice President and General Manager of KLA’s Optical Films Metrology Division. From 2008 to his current position, his executive management responsibilities expanded to include the Resistivity, Optical CD, Implant, Thermawave, Overlay, and SensArray Divisions, all ultimately comprising KLA’s Metrology Division. Prior to joining KLA, Mr. Khan spent nine years at Applied Materials, holding various product engineering, support, operations, and senior management positions. Mr. Khan earned his bachelor’s degree in electronics engineering technology from DeVry University.
Name	Position	Age
Brian Lorig	Executive Vice President, Global Support and Services	46
Brian Lorig has served as Executive Vice President, since August 2019, and Senior Vice President and general manager of the Company’s Global Support and Services organization since March 2016. The Global Support and Services organization includes the Company’s services group, which enables customers in all business sectors to maintain high performance and productivity of their purchased products through a flexible portfolio of services. Global Support and Services also includes KT Pro Systems, which offers certified fully refurbished and tested systems, as well as remanufactured legacy systems, and KT Pro Enhancements, which include enhancements and upgrades for previous-generation KLA tools. Mr. Lorig joined the Company in 1998 and has held a number of leadership positions in Manufacturing Operations and Service, including vice president of U.S. Manufacturing and Operations Group from January 2013 through February 2014, and vice president of Global Support and Services Field Operations from

February 2014 through March 2016. Mr. Lorig earned his bachelor of science in supply chain management from Arizona State University and his MBA from Santa Clara University.
Name	Position	Age
Oreste Donzella	Executive Vice President, Electronics, Packaging and Components	54
Oreste Donzella has held various positions with KLA since he joined us in 1999. He currently serves as the Company’s Executive Vice President of Electronics, Packaging and Components since March 2020, in which role he is responsible for running our specialty semiconductors, advanced packaging, printed circuit board and flat panel display businesses. Prior to his current role, Mr. Donzella served as our Executive Vice President and Chief Marketing Officer from September 2016 to February 2020 and had responsibilities for market analytics, external communication, and company-wide collaborations with the broader electronics industry. From July 2015 to July 2018, he was also responsible for the customer engagement organization at KLA, leading the world-wide field application engineering teams. In his long tenure at KLA, Mr. Donzella also served as general manager of the macro wafer inspection and the unpatterned wafer inspection divisions from August 2007 to June 2015 and held various leadership management positions in product marketing and application engineering across the company prior to that. Mr. Donzella brings more than 27 years of experience in the semiconductor industry. Prior to joining KLA, he spent more than 6 years at Texas Instruments and Micron Technology, holding engineering and management positions in the process integration and yield enhancement departments. Mr. Donzella currently serves in SEMI North America Advisory Board. Mr. Donzella earned his master’s degree in electrical engineering from the University La Sapienza in Rome, Italy.
Name	Position	Age
Virendra Kirloskar	Senior Vice President and Chief Accounting Officer	56
Virendra Kirloskar has served as the Company’s Senior Vice President and Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007, during which time he held management responsibilities within KLA India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as Corporate Controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL FOR PROXY ACCESS
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board recommends that you vote “AGAINST” the stockholder proposal.
California Public Employees’ Retirement System, Investment Office, P.O. Box 2749, Sacramento, CA 95812-2749, the beneficial owner of shares of the Company’s common stock having a market value of no less than $2,000 on the date the proposal was submitted, has notified us of its intent to present the following proposal at the Annual Meeting.
PROPOSAL
RESOLVED: Shareholders of KLA Corporation (“Company”) ask the board of directors (“Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require Company to include in its proxy materials prepared for a shareholder meeting at which directors are to be elected, the name, the Disclosure and the Statement (each as defined herein) of any person nominated for election to the board by a shareholder or group (“Nominator”) that meets the criteria established below. Company shall allow shareholders to vote on such nominee on Company’s proxy card.
The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of 2 or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that Nominator must:
a)
have beneficially owned 3% or more of Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)
give Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as a director if elected; and (ii) Nominator, including proof it owns the required shares (the “Disclosure”); and

c)
certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of Nominator’s communications with Company shareholders, including the Disclosure and the Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control of Company.

Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and the Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.
SUPPORTING STATEMENT
We believe proxy access is fundamental to a sustainable system of governance that fosters director accountability and long-term value creation.
The CFA Institute’s assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:
▶
Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

▶
Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide.

A growing number of companies continue to adopt the provision — rejecting the common corporate assertion that proxy access is costly, distracting and favored primarily by special interests.
We urge shareholders to vote FOR this proposal.

STATEMENT OF OPPOSITION
The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of KLA and our stockholders.
Members of the Board and the Nominating and Governance Committee have a fiduciary duty to act in the best interests of KLA and our stockholders, and are directly accountable to our stockholders through annual director elections under a system of majority voting with a resignation policy.
The Nominating and Governance Committee helps the Board identify, evaluate and propose qualified nominees for election to the Board, which includes considering candidates proposed by stockholders. In identifying nominees, the Nominating and Governance Committee considers, among other things, a candidate’s demonstrated executive experience or significant high-level experience in accounting, finance, strategy or a technical field or industry applicable to KLA. Further, as set forth on page 12 of this proxy statement, the Nominating and Governance Committee has determined that it is important to have certain skills and experience on the Board. The Nominating and Governance Committee also evaluates a number of factors set forth in the Company’s Corporate Governance Guidelines, which include strength of character, mature judgment, career specialization, and the extent to which the candidate would fill a present need on the Board. In addition, with every candidate search, the Nominating and Governance Committee and the Board consider the value of diversity and inclusion, and actively seek candidates who will enhance the diversity and inclusiveness of the Board. All of these factors are evaluated individually and in the broader context of the Board’s overall composition and KLA’s current and future needs. The Board and the Nominating and Governance Committee are well positioned to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective Board that addresses the evolving needs of the Company and represents the best interests of all our stockholders.
In contrast, the proposal would provide access to our proxy materials for individual stockholders or selective groups of stockholders who do not have a similar fiduciary duty, are not bound by our corporate governance policies and practices, and may nominate directors who advance their own specific agenda without regard to the best interests of our stockholders. Further, candidates may be nominated without regard to the Nominating and Governance Committee’s thoughtfully developed framework for evaluating candidates for nomination.
The Board believes that providing access to our proxy for stockholder nominations not nominated by the Nominating and Governance Committee will undermine the value to stockholders of this selection and nomination process. Further, stockholders already have the opportunity to recommend director candidates for consideration by the Nominating and Governance Committee and our bylaws also provide the opportunity for stockholders to nominate directors for consideration at annual meetings of stockholders and to solicit proxies in favor of such nominees.
The Board believes that the proxy access proposal espoused by the proponent could be detrimental to us for a number of other reasons, including the increased distraction caused to management and the Board from proxy contests, the short-term or special interest focus of directors elected through proxy access, and the increase in Board turnover, which could create a Board without the experience to lead us to achieve our long-term goals.
VOTE REQUIRED AND RECOMMENDATION
If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to approve Proposal Four.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of KLA or our stockholders, and recommends that you vote “AGAINST” Proposal Four.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Stockholders
As of September 16, 2020, based solely on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of our Common Stock:
Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	18,458,078	11.9
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	12,589,364	8.1
PRIMECAP Management Company(4) 117 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	10,285,435	6.6
Wellington Management Group LLP(5) 280 Congress Street Boston, MA 02210	8,255,656	5.3

(1)
Based on 155,110,638 outstanding shares of our Common Stock as of September 16, 2020.

(2)
All information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Vanguard with the SEC on February 12, 2020. According to the Schedule 13G/A filing, of the 18,458,078 shares of our Common Stock reported as beneficially owned by Vanguard as of December 31, 2019, Vanguard had sole voting power with respect to 243,477 shares, had shared voting power with respect to 42,175 shares, had sole dispositive power with respect to 18,185,287 shares, and had shared dispositive power with respect to 272,791 shares of our Common Stock reported as beneficially owned by Vanguard as of that date.

(3)
All information regarding PRIMECAP Management Company (“PRIMECAP”) is based solely on information disclosed in an Amendment to Schedule 13G filed by PRIMECAP with the SEC on February 12, 2020. According to the Schedule 13G/A filing, of the 10,285,435 shares of our Common Stock reported as beneficially owned by PRIMECAP as of December 31, 2019, PRIMECAP had sole voting power with respect to 10,080,479 shares, did not have shared voting or dispositive power with respect to any other shares, and had sole dispositive power with respect to all 10,285,435 shares of our Common Stock reported as beneficially owned by PRIMECAP as of that date.

(4)
All information regarding BlackRock, Inc. (“BlackRock”) is based solely on information disclosed in an Amendment to Schedule 13G filed by BlackRock with the SEC on February 5, 2020. According to the Schedule 13G/A filing, of the 12,589,364 shares of our Common Stock reported as beneficially owned by BlackRock as of December 31, 2019, BlackRock had sole voting power with respect to 11,094,565 shares, did not have shared voting or dispositive power with respect to any other shares, and had sole dispositive power with respect to all 12,589,364 shares of our Common Stock reported as beneficially owned by BlackRock as of that date.

(5)
All information regarding Wellington Management Group LLP (“Wellington”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Wellington with the SEC on January 27, 2020. According to the Schedule 13G/A filing, of the 8,255,656 shares of our Common Stock reported as beneficially owned by Wellington as of December 31, 2019, Wellington had sole voting and dispositive power with respect to none of the shares, had shared voting power with respect to 7,480,377 shares and had shared dispositive power with respect to 8,255,656 shares of our Common Stock reported as beneficially owned by Wellington as of that date.

Directors, Nominees and Management
The following table sets forth the beneficial ownership of our Common Stock as of September 16, 2020 by all current Directors, each of the NEOs set forth in the Summary Compensation Table, and all current Directors and executive officers as a group. Except for shares held in brokerage accounts which may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that, as of September 16, 2020, have not yet been issued under outstanding RSUs due to applicable performance or service-vesting requirements that have not yet been satisfied are not included in the table below:
Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)
Richard Wallace(2)	94,451	*
Edward Barnholt(3)	40,062	*
Robert Calderoni(4)	11,570	*
Jeneanne Hanley(4)	1,886	*
Emiko Higashi(4)	12,014	*
Kevin Kennedy(5)	9,752	*
Gary Moore(4)	11,640	*
Marie Myers(6)	869	*
Kiran Patel(7)	19,988	*
Victor Peng(4)	2,601	*
Robert Rango(4)	11,951	*
Bren Higgins(8)	9,355	*
Ahmad Khan(9)	7,734	*
Oreste Donzella(10)	8,601	*
Brian Lorig(11)	2,071	*
Teri Little(12)	1,850	*
All current Directors and executive officers as a group (16 persons)(13)	246,395	*

*
Less than 1%.

(1)
Based on 155,110,638 outstanding shares of our Common Stock as of September 16, 2020. In addition, shares of our Common Stock subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020 are deemed to be outstanding for the purpose of computing the percentage ownership of the applicable person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

(2)
Includes (a) 8,363 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020, and (b) 9,182 outstanding shares of our Common Stock that are held by the Wallace Living Trust u/a/d dated 3/27/01, as amended, of which Mr. Wallace is a trustee and beneficiary.

(3)
Includes (a) 1,569 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020, and (b) 28,281 outstanding shares of our Common Stock that are held by The Barnholt Family Trust dated January 8, 1987, of which Mr. Barnholt is a trustee and beneficiary.

(4)
Includes 1,162 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020.

(5)
Includes (a) 1,162 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020, and (b) 4,616 outstanding shares of our Common Stock that are held by the Kennedy Family Trust U/A/D 11/19/98, of which Mr. Kennedy is a trustee and beneficiary.

(6)
Includes 869 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020.

(7)
Includes (a) 1,162 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020, and (b) 16,754 outstanding shares of our Common Stock that are held by The Kiran Patel Trust dated August 28, 2018, of which Mr. Patel is a trustee and beneficiary.

(8)
Includes 7,527 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020.

(9)
Includes 6,775 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020.

(10)
Includes 1,171 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020.

(11)
Includes 1,505 shares subject to RSUs that will vest and become deliverable within 60 days after September 16, 2020.

(12)
Ms. Little resigned in June 2020 to pursue other opportunities.

(13)
Includes 11,734 shares subject to RSUs held by Outside Directors and 25,341 shares subject to RSUs held by executive officers that will vest and become deliverable within 60 days after September 16, 2020 together with the other shares set forth in footnotes (2) through (7).

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, Board members, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that during fiscal year 2020 all of our executive officers, Board members and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except the following persons filed late Form 4s: Kevin Kennedy (one form and nine transactions).

EXECUTIVE COMPENSATION AND OTHER MATTERS
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Fiscal year 2020 was another very good year for KLA. We delivered strong top and bottom line performance, driven by the ongoing execution of our strategic objectives despite a weaker global electronics market exacerbated by the onset of the COVID-19 pandemic in the third quarter of the fiscal year.

Fiscal Year 2020 Highlights
KLA delivered strong performance including double-digit total revenue and service revenue growth. Below are some of the highlights for fiscal year 2020 and the percentage change from fiscal 2019. The fiscal 2019 financial data include the results from our acquisition of Orbotech Ltd. for only a portion of the year, from February 20, 2019 through June 30, 2019.
Total revenues	Net income attributable to KLA	Diluted EPS attributable to KLA	Net cash provided by operating activities	Cash, cash equivalents and marketable securities	Dividends and stock repurchases ($)	Service revenues ($)
(Dollars in thousands, except per share data)
$5,806,424	$1,216,785	$7.70	$1,778,850	$1,980,472	$1,351,505	$1,477,699
Change from Fiscal Year 2019
27.1%	3.6%	2.8%	54.3%	13.9%	(13.8)%	25.6%

Multi-Year Growth
We have experienced tremendous growth over the last five years and we intend to continue to deliver profitable growth in the future as we execute against our strategic objective to grow both inside and outside our core semiconductor process control segment, including through our acquisition of Orbotech Ltd. in February 2019.
The charts below show total stockholder return (stock price appreciation plus cash dividends per share) to a hypothetical investor who purchased a share of our Common Stock on July 1, 2015 and July 3, 2017 and the associated compound annual growth rate (CAGR). As demonstrated by the charts below, our total stockholder return has outpaced the S&P 500 on both a five- and three-year basis.

As demonstrated by the charts below, we have experienced double digit annualized revenue and diluted net income per share growth over the five-year period ended June 30, 2020 (includes the results of Orbotech Ltd. from its acquisition date in February 2019):

KLA ‘S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE
Introduction	Named Executive Officers

This “Compensation Discussion and Analysis” section describes KLA’s fiscal year 2020 executive compensation program, including the decisions made by the Board and its Compensation Committee during the year, the processes and tools that they used to reach those decisions, and a discussion of the compensation earned by KLA’s “Named Executive Officers” (the CEO, the CFO and the three other most highly-compensated executive officers in fiscal year 2020 together with a former executive officer), as presented in the section entitled “Executive Compensation Tables” below.

Our “Named Executive Officers” (or “NEOs”) for fiscal year 2020 were:
▶
Richard Wallace, President and CEO

▶
Bren Higgins, Executive Vice President and CFO

▶
Ahmad Khan, President, Semiconductor Process Control

▶
Brian Lorig, Executive Vice President, Global Support and Services

▶
Oreste Donzella, Executive Vice President, Electronics, Packaging and Components

▶
Teri Little, Former Executive Vice President and Chief Legal Officer

Compensation Philosophy and Design Principles
Compensation Philosophy	Design Principles
Executive compensation should be designed to:	This philosophy is reflected in the following design principles:

▶
Attract, retain and reward executives who contribute to our overall success by offering compensation packages that are competitive with those offered by other employers with which we compete for talent.

▶
In addition to a competitive base salary, a substantial portion of the executives’ potential cash compensation is tied to a short-term incentive bonus plan that rewards corporate and individual achievement of challenging performance goals.

▶
Achieve a balance and alignment between (i) performance-based compensation that rewards corporate and individual achievement and stockholder value creation, and (ii) compensation that supports our long-term employee retention efforts.

▶
The program typically provides two types of long-term compensation: (i) performance-based awards (PRSUs), which provide additional compensation as a reward for achievement of corporate goals and which, if earned, include service-vesting requirements, and (ii) service-based awards (RSUs) with vesting conditioned only upon continued service.

Elements of Compensation
Element	Variability	Objective	How Established	FY20 Terms/Outcomes for NEOs
Base salary (Page 42)	Fixed	Provide a competitive fixed component of compensation that, as part of a total compensation package, enables us to attract and retain top talent.	Reviewed against executive officer’s skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Four of the six NEOs received a salary increase during fiscal year 2020.
Short-term incentive plan (cash bonus) (Pages 42 to 46)	Performance-based	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on bonus achievement percentage.	Target payouts set by measuring total cash compensation against our compensation peer group. Corporate performance targets based on challenging operational goals.
Bonus funding from balanced scorecard and Operating Margin Dollar achievement versus goal for the twelve months ended December 31, 2019 was 156% of target. Bonus achievement percentage multipliers ranged from 100% to 120% for participating NEOs.

PRSUs including TSR Awards (Pages 46 to 49) RSUs (Page 48)	Performance-based and value tied to stock price Value tied to stock price
Align long-term management and stockholder interests and strengthen retention with longer vesting provisions. PRSUs provide opportunity based upon the level of achievement of challenging corporate goals. RSUs offer some certainty and create long-term retention.

Target total value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and the executive officer’s responsibilities, contributions and criticality to ongoing success. Additional awards may be granted when necessary to remain competitive with the marketplace.

Our fiscal year 2020 PRSUs are tied to three-year Relative Free Cash Flow Margin. Earned shares vest 50% at three years and 50% at four years after grant date.
Fiscal year 2020 RSUs vest 25% per year over four years.

Other compensation (Pages 49 to 50)	Primarily fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against our compensation peer group.	No significant changes to fiscal year 2019 program.

CEO Compensation at a Glance
Our CEO’s fiscal 2020 compensation is consistent with our pay for performance philosophy, with a focus on variable and “at-risk” compensation that is closely aligned with our operational and stock price performance. The chart below highlights that 92% of his total compensation for fiscal 2020 (excluding other compensation, consisting principally of dividend equivalents paid on the vesting of awards granted in prior years) is at risk, with 64% of such compensation tied to the achievement of challenging performance objectives:

Fiscal 2020 CEO Compensation Allocation
Bonus
21%
PRSUs
43%
Salary
8%
RSUs
28%
92%
At Risk

Key Pay Practices in Our Executive Compensation Program and Last Year’s “Say on Pay” Vote
Investor feedback is an important input to us in the design of our executive compensation program. We hold an annual “Say on Pay” advisory vote, with approximately 85% of the votes cast at our 2019 Annual Meeting voting “FOR” approval of our NEO compensation, which the Compensation Committee believed demonstrated strong stockholder support for our executive compensation policies and practices.
We strive to follow good governance practices and align compensation with the shareholder experience. Our executive compensation program is designed to incorporate the following key pay practices and inputs:

What We Do
We have a pay for performance focus with a majority of our NEOs’ cumulative annual target compensation in the form of performance-based annual bonuses and performance share awards, or PRSUs, tied to challenging metrics that reflect or are key to the growth and profitability of the Company’s business and promote alignment between executive and stockholder economic interests:
▶
Different metrics in short- and long-term incentive plans: We use different metrics for our cash bonus program (Operating Margin Dollar achievement and corporate balanced scorecard assessment), our PRSUs (free cash flow margin relative to an industry peer group) and TSR Awards (growth in total stockholder return)

▶
Long-term incentive alignment: Equity awards vest typically over a four-year period; PRSUs are tied to a three-year performance period with 50% vesting in year three and 50% vesting in year four; and the 2019 TSR Awards vest over a five-year period beginning three years from the grant date and include a one year holding requirement after vesting

▶
Stock ownership guidelines: We impose stock ownership guidelines on all executive officers and directors

▶
Clawbacks: We maintain a “clawback” policy that enables us to recover performance-based compensation in the event of a significant restatement of our financial results

▶
Compensation consultant: The Compensation Committee retains and regularly consults with an independent compensation consultant to advise on our executive compensation program and practices

▶
Independence: Executive compensation decisions for Mr. Wallace are made by Outside Directors and for all other executive officers by the Compensation Committee, which is comprised of Outside Directors

What We Don’t Do
▶
Hedging and pledging: We prohibit officers, directors and employees from hedging against our stock, and prohibit executive officers and directors from pledging our stock

▶
Single-trigger change in control: We only offer “double trigger” change of control benefits

▶
Gross-ups: We do not provide tax gross-up provisions in our severance plans

▶
Perquisites: It is our policy to strictly limit the use and value of perquisites

▶
No dividends prior to vesting: We do not pay dividends on RSUs or PRSUs until the awards vest and then only on the portion that vests

Base Salary
The Compensation Committee annually reviews the base salaries of the NEOs as part of its overall compensation review and considers the competitive market analysis of the Company’s industry peer group each year in determining whether to make an adjustment to the base salary for each NEO. We increased the salaries of four out of our six NEOs in fiscal year 2020 to improve their overall competitive positioning. For fiscal year 2020, the Compensation Committee (or the independent members of the Board, in the case of the CEO) approved the base salaries set forth in the table below.
Name	Annual Base Salary Rate Approved During Fiscal Year 2020	% Increase from Fiscal Year 2019
Richard Wallace	975,000	8.3%
Bren Higgins	550,000	4.8%
Ahmad Khan	575,000	9.5%
Brian Lorig	400,000	0%
Oreste Donzella	400,000	0%
Teri Little	425,000	6.3%

Short-Term Incentive Bonus Plan

Performance Metrics
We use Operating Margin Dollar achievement as a key performance metric in our calendar year 2019 bonus plan (the “Bonus Plan”) because we believe that it reflects several important competitive and business elements such as product acceptance, market share and cost discipline, and is therefore a very good barometer of our overall performance. Payouts under the Bonus Plan are also determined in part by a “balanced scorecard” rating awarded by the Compensation Committee, which is designed to measure our progress based on financial and non-financial metrics related to operational excellence, customer focus, growth and talent management, as well as bonus achievement percentage multipliers assigned to each executive based on his or her contributions. The use of the balanced scorecard is designed to ensure that the quality of our operating results is high and that those results support the sustainability of our business model. The scorecard is tracked throughout the year by the Compensation Committee, and then formally reviewed by the Compensation Committee and the Board following the conclusion of the calendar year for assessment of the Company’s success in achieving its annual strategic goals.

For calendar year 2019, the goals and objectives were set at levels that the Compensation Committee believed would be challenging to achieve based on historical and anticipated performance and the then-prevailing macroeconomic conditions. While many of the metrics are quantitative in nature, some are qualitative and, therefore, introduce a degree of judgment into the bonus determination process. We believe that the balanced scorecard’s use of broad measures of financial and strategic success closely aligns the interests of our executive officers with those of our stockholders. This structure of using both Operating Margin Dollar achievement and the balanced scorecard is intended to ensure that bonus payouts not only reflect the Company’s achievement of specific levels of Operating Margin Dollars, but also the level of management performance necessary to continue to achieve those results over the long term.1
The payout formula under the Bonus Plan was structured as follows:

Plan Design and Payout
Our Bonus Plan was structured to pay out 100% of each executive’s target bonus amount if we successfully achieved our target level of Operating Margin Dollar performance. Under the Bonus Plan, we were required to achieve a threshold level of Operating Margin Dollar achievement in order for the Bonus Plan to be funded.2 Upon achievement of that threshold level, a participant’s actual bonus amount is then determined based upon a bonus payout grid, with Operating Margin Dollar achievement as the variable along one axis and, on the other axis, the score awarded to the Company by the Board based upon its assessment of our performance as measured against a defined “balanced scorecard”, adjusted by the individual’s bonus achievement multiplier.
The Compensation Committee sets performance targets for the annual incentive plan in consideration of internal budgets, broader market forecasts, and prior year achievement. In consideration of these factors, the Compensation Committee originally set the target Operating Margin Dollar achievement at $1.379 billion for the year ended December 31, 2019. The target Operating Margin Dollar for calendar 2019 was less than the comparable target for calendar 2018 ($1.593 billion), but at a level that it believed was challenging to achieve based on market expectations for calendar 2019 due to: (1) an anticipated 10% decline in wafer fabrication equipment customer investment predicted by industry analysts; (2) smartphone inventory buildup; and (3) a deceleration in data center investment. The target Operating Margin Dollar target was subsequently amended to $1.568 billion following the Orbotech acquisition, based solely on the forecasted Operating Margin Dollar contributions by the Orbotech business at the beginning of 2019.

1
For our calendar year 2019 short-term incentive bonus plan, “Operating Margin Dollar achievement” represents our total revenues less total costs of revenues, research and development expenses and selling, general and administrative expenses, but excluding expenses related to acquisitions, severance and merger-related items.

2
The satisfaction of this pre-determined threshold level of Operating Margin Dollar achievement would trigger full funding of the Bonus Plan, and each participant’s maximum potential bonus opportunity.

The Bonus Plan was structured so that, for each level of Operating Margin Dollar performance, the maximum payout would be reasonable relative to our financial results. The following examples highlight the possible funding levels at different levels of our performance, before applying individual multipliers.
Level of Operating Margin Dollars	Funding Level Details
Less than $392 million	▶ No payouts would be made under the Bonus Plan if the Company achieved Operating Margin Dollars of less than $392 million
$392 million (threshold)	▶ Maximum bonus funding level equal to 38% of the executive officers’ target bonuses, only achievable if the Board awarded the Company a balanced scorecard score of 5 (“exceptional”)
$1.568 billion (target)
▶
Target level of Operating Margin Dollars of  $1.568 billion was less than our Operating Margin Dollar performance for the prior calendar year due in part to an anticipated reduction in wafer front end spending, especially by memory customers

▶
Maximum bonus funding level equal to 150% of the executive officers’
target bonuses, only achievable if the Board awarded the Company a balanced scorecard score of 5

▶
The Bonus Plan would have funded at 100% of the executive officers’
target bonuses if the Board awarded the Company a balanced
scorecard score of 3+

$1.819 billion (maximum)
▶
Operating Margin Dollars of  $1.819 billion would have surpassed any calendar year in our history

▶
Maximum bonus funding level equal to 200% of the executive officers’ target bonuses if the Board awarded the Company a balanced scorecard score of 3+ (“primarily meets expectations”)

▶
Minimum bonus funding level equal to 100% of the executive officers’ target bonuses if the Board awarded the Company a balanced scorecard score of 1 (“opportunity for improvement”)

With respect to the balanced scorecard assessment, the Board reviewed the following categories to determine the balanced scorecard rating:
Objectives	Assessment
Market Dynamics
The Board considered wafer front end and process control intensity and concluded that despite reduced wafer fabrication equipment spending by memory customers, calendar year 2019 was better than projected due in part to increased investments by foundry and logic customers in the 5/7 nanometer space.

Market Leadership
The Board assessed the Company’s market share and concluded that semiconductor process control and specialty semiconductor process share increased from the prior year, that the printed circuit board inspection business share achieved plan and the share in the flat panel display inspection business was below plan.

Product Differentiation
The Board assessed the Company’s gross margin as a leading indicator of product differentiation versus competitors and noted customer adoption of major products in the 5/7 nanometer space, an encouraging order pattern for emerging beta products and the introduction by Orbotech of new printed circuit board inspection products into the market.

Productivity
The Board considered operating margin as a leading indicator of productivity noting that operating margin was above plan due to strong process control system performance, that the specialty semiconductor process business was below plan, but ended the year with record backlog, and that the remaining Orbotech businesses were below plan, but that a plan had been put in place to improve operating margin.

Talent
The Board considered employee retention and hiring metrics noting that hiring at KLA’s second headquarters in Ann Arbor, Michigan was gaining momentum, including progress in hiring a diverse workforce, and that voluntary turnover at KLA was well below Silicon Valley averages.

The Board then evaluated performance on a scale of 1 to 5, with “1” corresponding to “opportunity for improvement,” and “5” corresponding to “exceptional.” The Board awarded the Company a balanced scorecard rating of  “4”, based on its assessment of our overall performance against our strategic objectives during the calendar year, especially in light of the challenging environment that was expected at the beginning of calendar year 2019 with analysts predicting that wafer fabrication equipment spending would decline by 10% compared to 2018. That combination, together with Operating Margin Dollar achievement of  $1.728 billion in calendar 2019 (approximately 10.2% above target), resulted in a funding, before bonus achievement percentage multipliers, of 156% of target bonuses under the Bonus Plan.

Bonus Achievement Percentage
The Bonus Plan also contains an element of individual assessment. The Compensation Committee retains the discretion to increase or decrease each executive officer’s bonus amount based on such assessment by applying a “bonus achievement percentage”. Following the completion of calendar year 2019, the Compensation Committee conducted a performance assessment of each executive officer, with input from Mr. Wallace (except with respect to his own compensation), based on the executive officer’s leadership skills, experience and performance, and established the bonus achievement percentage multipliers for the participating NEOs set forth in the table below.

The following table presents each participating NEO’s target bonus (as a percentage of base salary and in dollars, based on actual salary paid during the year), as well as the bonus payout multiple generated by the Bonus Plan’s payout grid, based on our performance, the bonus achievement percentage multiplier assigned to the NEO and the actual bonus amount paid to the officer.
Name	Officer’s Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary)(1)	Officer’s Target Bonus Award Under Bonus Plan ($)	Payout Multiple Based on Company Performance (Operating Margin Dollars and Balanced Scorecard)	Bonus Achievement Percentage Assigned by Compensation Committee	Actual Bonus Payout Under Bonus Plan ($)(2)	Actual Bonus Payout as a Percentage of Target Bonus
Richard Wallace	150%	1,394,135	156%	120%	2,609,820	187.2%
Bren Higgins	100%	534,808	156%	120%	1,001,160	187.2%
Ahmad Khan	100%	544,615	156%	120%	1,019,520	187.2%
Brian Lorig	80%	320,000	156%	100%	499,200	156.0%
Oreste Donzella	70%	280,000	156%	110%	480,480	171.6%
Teri Little	70%	286,865	156%	110%	492,261	171.6%

(1)
The amounts in this column represent the applicable NEO’s target bonus (stated as a percentage of the officer’s base salary). Under the Bonus Plan, the actual salary paid during the calendar year multiplied by (a) the payout percentage determined by the Bonus Plan’s bonus payout grid based on the Company’s performance, and (b) the NEO’s bonus achievement percentage multiplier assigned by the Compensation Committee, generated the officer’s actual bonus payment amount.

(2)
Actual bonus payouts are based on the actual salary paid to the NEO during calendar 2019.

Long-Term Incentives

Annual PRSU Awards
The NEOs’ fiscal 2020 PRSUs are tied to the Company’s free cash flow margin relative to its industry peer group companies for the three years ending June 30, 2022. Our free cash flow margin for that period will be calculated as our cumulative free cash flow (cash flow provided by operations, less capital expenditures), divided by cumulative revenues (“Relative Free Cash Flow Margin”), and that number will be compared against each company in our industry peer group for the three years ending June 30, 2022. A determination will be made after June 30, 2022, based on the Company’s percentile performance against its industry peer group, regarding the percentage of the fiscal year 2020 PRSUs that will have been earned. We believe that the Relative Free Cash Flow Margin metric is a key measure of our long-term performance and stockholder value creation. Our ability to generate cash from operations is essential to fund the expansive research and development efforts that are instrumental to our long-term success, as well as our efforts to return cash to stockholders. The relative nature of the metric ensures that our performance must compare favorably to our industry peer group companies (listed below) for shares to be earned. To the extent that we and/or one of our industry peer group companies completes a significant acquisition, the results of operations of the significant acquisition will be subtracted from our results and/or the results of our industry peer group company that completed the acquisition beginning in the first full quarter immediately following such acquisition, based on the results of the acquired company for the last four quarters of operations for which financial data is publicly available. Any fiscal year 2020 PRSUs earned by a NEO will vest 50% after three years and 50% after four years from the date of grant.

The following example highlights the possible payouts under the participating NEO’s fiscal year 2020 PRSU grants at different levels of Company performance:
Level of Relative Free Cash Flow Margin Performance	PRSU Payout Details
Less than 30th percentile	▶ No shares will be eligible to vest under the fiscal year 2020 PRSUs if we achieve a Relative Free Cash Flow Margin below the 30th percentile
30th percentile (Threshold)	▶ 25% of the target number of shares achievable under this award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 30th percentile
55th percentile (Target)
▶
Target performance level will require strong performance relative to our industry peer group and is therefore considered challenging

▶
100% of the target number of shares achievable under the award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 55th percentile

75th percentile or above (Maximum)
▶
Maximum performance level will require significant performance relative to the Company’s industry peer group and is therefore considered very challenging

▶
150% of the target number of shares achievable under this award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 75th percentile or above

Payout will be interpolated if actual results fall between two of the defined percentile measurement points above.
The following table sets forth the minimum, target and maximum shares achievable by our participating NEOs with respect to the PRSU awards forming a part of their annual RSU awards for fiscal year 2020:
Name	Type of Grant	Minimum Shares	Target Shares	Maximum Shares
Richard Wallace	Annual PRSU	0	38,590	57,885
Bren Higgins	Annual PRSU	0	12,863	19,294
Ahmad Khan	Annual PRSU	0	15,007	22,510
Brian Lorig	Annual PRSU	0	5,574	8,361
Oreste Donzella	Annual PRSU	0	5,360	8,040
Teri Little	Annual PRSU	0	6,003	9,004

Fiscal Year 2017 PRSUs — Performance Criteria Satisfaction Determination
The fiscal year 2017 PRSUs are tied to the three-year Relative Free Cash Flow Margin over the three-year period ended September 30, 2019. Only Mr. Wallace received a PRSU grant in fiscal year 2017. In November 2019, the Outside Directors determined the extent to which the fiscal year 2017 PRSUs had been earned, a 119% payout at the 71st percentile of the peer group. The terms of the fiscal year 2017 PRSUs, including the target performance and payout level, actual results and vesting schedule, are summarized in the following table:
Terms of Fiscal Year 2017 PRSUs	Threshold	Target Level	Maximum Level	Actual Results
Relative free cash flow margin performance	30th percentile	55th percentile	75th percentile	71st percentile
Payout level as a percentage of target shares	25%	100%	125%	119%
Vesting schedule	100% vested in November 2019

The following table sets forth the minimum, target and maximum shares achievable by Mr. Wallace, as well as the actual number of shares earned by him, with respect to the fiscal year 2017 PRSUs:
Name	Type of Grant	Minimum Shares	Target Shares	Maximum Shares	Actual Shares Earned
Richard P. Wallace	Annual PRSU	0	33,454	41,817	39,810

Annual RSU Awards
Each NEO received an annual RSU grant in fiscal 2020. The Compensation Committee typically approves annual grants to NEOs consisting of an RSU that vests 25% each year over four years. The size of the RSU and PRSU awards to NEOs are typically identical, except in the case of the CEO where the grants are weighted 60% PRSU and 40% RSU.
The following table sets forth the annual RSU grants for each NEO in fiscal 2020:
Name	Shares
Richard Wallace	25,726
Bren Higgins	12,863
Ahmad Khan	15,007
Brian Lorig	5,574
Oreste Donzella	5,360
Teri Little	6,003

Non-Recurring Awards — TSR Awards
In fiscal 2019 we granted TSR Awards to certain of our NEOs. We did not grant any TSR Awards in fiscal 2020 and we do not anticipate granting any additional TSR Awards in the near term. The TSR Awards were designed to further incentivize certain of our NEOs to execute on our strategy to expand our product offerings beyond our core competencies in semiconductor process control and into adjacent markets, which we believe will increase returns to stockholders. The value of the TSR awards were designed to be approximately equal to the fair value of our annual RSU and PRSU awards at target. The TSR Awards vest if total stockholder return milestones are met during the period from March 20, 2019 to March 20, 2024 (the “Performance Period”). Total stockholder return is measured by an increase in the market price of our Common Stock plus cash dividends paid to stockholders on a per share basis as compared to the base price of $116.391 (the “Base Price”), which represents the average closing price of our Common Stock during the 20-trading day period ending on March 20, 2019. The terms of the TSR Awards require the NEO to hold the shares for a minimum of one year after vesting.
Vesting Tier 1: The terms of the TSR award provide that Tier 1 will not vest unless the average closing price of our Common Stock for twenty consecutive trading days plus cash dividends distributed per share at any point during the Performance Period exceeds 150% of the Base Price, or $174.5865 (“Tier 1 TSR Hurdle”). The Tier 1 TSR Hurdle was achieved on November 20, 2019. As a result, 50% of the target number of shares subject to the TSR Award will vest on the third anniversary of the grant date in 2022. The NEOs will vest in the following number of shares, subject to their continued service on the third anniversary of the grant date:
Name	Shares
Richard Wallace	41,441
Bren Higgins	13,813
Ahmad Khan	15,195
Brian Lorig	6,630
Oreste Donzella	6,906
Vesting Tier 2: The terms of the TSR award provide that Tier 2 will not vest unless the average closing price of our Common Stock for twenty consecutive trading days plus cash dividends distributed per share at any point during the

Performance Period exceeds 175% of the Base Price, or $203.6843 (“Tier 2 TSR Hurdle”). If Tier 2 vests an additional 50% of the target shares subject to the TSR Award will vest on the later of  (i) the fourth anniversary of the grant date and (ii) the last trading day of the month in which the first Tier 2 TSR Hurdle is achieved, subject to continued service on such date. The Tier 2 TSR Hurdle was achieved on July 31, 2020. As a result, 50% of the target number of shares subject to the TSR Award will vest on the fourth anniversary of the grant date in 2023. The NEOs will vest in the following number of shares, subject to their continued service on the fourth anniversary of the grant date:
Name	Shares
Richard Wallace	41,441
Bren Higgins	13,813
Ahmad Khan	15,195
Brian Lorig	6,630
Oreste Donzella	6,906
Vesting Tier 3: The terms of the TSR Award provide that Tier 3 will not vest unless the average closing price of our Common Stock for twenty consecutive trading days plus cash dividends distributed per share at any point during the Performance Period exceeds 200% of the Base Price, or $232.782 (“Tier 3 TSR Hurdle”), then an additional 50% of the target shares subject to the TSR Award will vest on the fifth anniversary of the grant date in 2024, subject to continued service on such date.
The maximum number of shares any recipient can receive for a TSR Award is 150% of the target number of shares subject to the award. The table below sets forth the maximum number of shares subject to the TSR Award granted to participating NEOs.
Name	Maximum Shares Subject to TSR Award (#)
Richard Wallace	124,323
Bren Higgins	41,439
Ahmad Khan	45,585
Brian Lorig	19,890
Oreste Donzella	20,718

Perquisites and Other Compensation
We make only nominal use of perquisites in compensating our domestic executive officers. All of our domestic executive officers are entitled to receive Company-provided professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum cost of  $20,000 per calendar year, and are provided in order to allow our executive officers to devote their fullest attention to our business and to help ensure that their tax returns comply with IRS requirements.
In addition, our domestic executive officers are eligible to participate in our 401(k) plan (including a Company matching contribution on employee 401(k) plan contributions), employee stock purchase plan and the other employee benefit plans sponsored by us on the same terms and conditions that are generally available to other eligible employees.

Severance Benefits and Change of Control Agreements
We currently have two plans that provide certain compensation and benefits if a participant’s employment with the Company terminates under certain defined circumstances: our Executive Severance Plan, adopted in 2006 (the “Original Severance Plan”), and our 2010 Executive Severance Plan (the “2010 Severance Plan”). During fiscal year 2019, Mr. Wallace was a participant under the Original Severance Plan, and Messrs. Higgins, Khan, Lorig and Donzella and Ms. Little were participants under the 2010 Severance Plan.
We believe the Original Severance Plan and the 2010 Severance Plan are important for the long-term retention of our senior executives and enhance their commitment to the attainment of our strategic objectives. The benefits provided under our severance plans will allow the participating executives to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. We believe that the benefits provided under our severance plans are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to our growth and financial success, and the value we expect to receive from retaining their services, including during challenging transition periods in connection with a change of control.

Deferred Compensation
We maintain an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees to defer all or a portion of certain components of their compensation, with no Company match. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” We do not provide any defined benefit pension benefits or any other retirement benefits to domestic NEOs, other than the 401(k) plan generally available to employees and the executive retiree medical program described below.

Executive Retiree Medical Program
We have established a retiree medical program to offer continued health benefits to certain current domestic senior executive officers. To be eligible, an executive must be at least 55 years old with ten years of service with the Company and must be in good standing with us at the time of retirement. Eligible executives are entitled to participate until age 65 and must pay the full cost of the premium. Participation in this program is limited to the Company’s Section 16 executive officers as of February 2011. The benefits described above shall be referred to herein as the “Executive Retiree Medical Benefits.” As of June 30, 2020, the only NEO potentially eligible to participate in this program was Mr. Wallace. No future participants (other than the current participant, to the extent he eventually becomes eligible to participate in the program) are allowed into the program.

Stock Ownership Guidelines; Policy Regarding Hedging
In November 2008, our Board adopted revised stock ownership guidelines applicable to our executive officers. Under that policy, our executives are expected to own KLA Common Stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:
Title	Shares
Chief Executive Officer	Value of at least four times annual base salary
Executive Vice President / Senior Vice President	Value of at least two times annual base salary
Unearned PRSUs do not count for purposes of measuring compliance with the ownership guidelines. The value of outstanding RSUs and PRSUs (including TSR Awards) for which the performance-based vesting criteria have been achieved but for which the service-based vesting criteria have not yet been satisfied is included in measuring compliance. Each executive officer, once he or she has served in a position listed above for at least four years, is expected to comply with these guidelines. With respect to our CEO, the Compensation Committee conducts an annual review to assess compliance with the guidelines. Vice Presidents’ compliance is evaluated by the CEO.

The table below sets forth as of June 30, 2020 our continuing NEOs’ compliance with our stock ownership guidelines. Value is based on the closing price of our common stock on June 30, 2020 ($194.48) and the ratio is based on the annual salary rate approved during fiscal 2020.
Name	Total Shares(1)	Value ($)	Ratio
Richard Wallace	253,001	49,203,645	50.5x
Bren Higgins	54,037	10,509,116	19.1x
Ahmad Khan	58,728	11,421,421	19.9x
Brian Lorig	23,389	4,548,693	11.4x
Oreste Donzella	30,548	5,940,975	14.9x

(1)
Consists of: (i) shares owned, including for Mr. Wallace, shares held by the Wallace Living Trust u/a/d dated 3/27/01, as amended; (ii) RSUs; and (iii) TSR Awards for which the performance condition had been met as of June 30, 2020.

Under our Policy on Insider Trading and Unauthorized Disclosures, our directors and employees (including our NEOs) are not permitted to engage in short sales of our securities or any hedging or derivative securities transactions relating to our securities.

Compensation Committee Decision Making — Approval Procedures Overview and Market Data
The Compensation Committee takes a broad-based approach in evaluating and making decisions with respect to executive compensation. The charter of the Compensation Committee gives the Compensation Committee full authority for determining the compensation of our executive officers, other than the Chief Executive Officer, for whom the Compensation Committee makes recommendations to the Outside Directors for approval.

Advisor to the Compensation Committee
The Compensation Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consultant, to provide the Compensation Committee with independent, objective analysis and advice on executive and director compensation matters. Semler Brossy reports directly to the Chair of the Compensation Committee and, aside from its support of the Compensation Committee, performs no other work for the Company.
Semler Brossy generally attends all meetings of the Compensation Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2020, Semler Brossy’s duties included providing the Compensation Committee with relevant market and industry data and analysis, as well as preparing and reviewing materials for the Compensation Committee’s meetings. In fulfilling these duties, Semler Brossy met, as needed and at the direction of the Compensation Committee, with our Chief Executive Officer, Chief Human Resources Officer and other executive officers and members of our Human Resources department.
The Compensation Committee, in conducting its annual assessment in fiscal 2020 determined that Semler Brossy was independent and did not have any conflicts of interest.

Approval Procedures
During multiple meetings (both with and without Company management present) and with the assistance of Semler Brossy, the Compensation Committee engaged in extensive deliberation in developing the fiscal year 2020 executive compensation program, seeking to establish compensation packages and target performance levels aimed at rewarding strong financial performance and long-term success of the Company. The Compensation Committee’s deliberations for all executive officers looked at a broad range of market data (described below), individual performance reviews and total compensation reports for each officer, the historically cyclical nature of our business, internally appropriate levels and targets relative to the officer’s role, and initial package recommendations from Semler Brossy and management. With regard to our Bonus Plan and the PRSUs granted to our NEOs, the proposed financial metrics and payout percentage recommendations were developed by management and approved by the Compensation Committee, with review and guidance from Semler Brossy.

With respect to the Chief Executive Officer’s compensation, the Compensation Committee considered recommendations prepared by Semler Brossy. Following extensive deliberation, the Compensation Committee recommended Mr. Wallace’s proposed fiscal year 2020 target compensation opportunities and RSU grants to the Outside Directors. The Outside Directors then discussed and, in August 2019, approved Mr. Wallace’s fiscal year 2020 target compensation opportunities, PRSU and RSU grants as recommended. Mr. Wallace was not present and did not participate in the discussions regarding his own compensation.
For the other NEOs, the Compensation Committee, after considering the performance reviews and recommendations of Mr. Wallace, as well as extensive comparative compensation data provided by Semler Brossy, approved the target compensation opportunities, PRSU and RSU grants for the other NEOs in August 2019.
In each case, when establishing each element of compensation and the overall target compensation opportunities for the NEOs, the Compensation Committee and the Outside Directors exercised their judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

Market Data
Our ability to continue to attract and retain outstanding contributors, including our core executive team, is essential to our continuing success. Therefore, the Compensation Committee reviews several different data sources (including our industry peer group and broader market data) to assess whether we are offering compensation opportunities that are competitive with those offered by other employers seeking to attract the same talented individuals.
The industry peer group is comprised of U.S. publicly traded companies primarily in the semiconductor and semiconductor equipment industries that had at least 0.33x the Company’s trailing four-quarter revenues and at least 0.2x the Company’s 200-day average market capitalization value. Additionally, the peer group is reviewed to remove companies that we feel are too large to provide meaningful comparison.
Below is the list of industry peer group companies used in developing our fiscal year 2020 program:
Advanced Micro Devices, Inc.	Cypress Semiconductor Corp.	Microchip Technology, Inc.	Teradyne, Inc.
Analog Devices, Inc.	First Solar, Inc.	MKS Instruments, Inc.	Texas Instruments Incorporated
Applied Materials, Inc.	Keysight Technologies, Inc.	NVIDIA Corporation	Xilinx, Inc.
Broadcom, Inc.	Lam Research Corporation	ON Semiconductor Corp.
Corning Incorporated	Marvell Technology Group Ltd.	Qorvo, Inc.
Cree, Inc.	Maxim Integrated Products, Inc.	Skyworks Solutions, Inc.
The Compensation Committee periodically reviews and, as appropriate, may approve changes to the list. For fiscal year 2020, the Compensation Committee decided to add Corning Incorporated and Keysight Technologies, Inc. to the list of peer group companies.
When assessing our fiscal year 2020 program, the Compensation Committee reviewed information developed by Semler Brossy regarding the compensation levels, programs and practices of our industry peer group to obtain comparative data and identify compensation trends and practices.
Though the Compensation Committee referred to percentile data in its analysis, as well as allocations between annual and long-term compensation, the Compensation Committee did not employ specific equations for determining compensation amounts based on such data. Rather, the Compensation Committee’s emphasis was on establishing compensation packages for the executive officers that would be competitive with those offered by other employers, appropriately reflect each executive officer’s skill set and experience, drive performance and encourage retention of top performers.

Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows an income tax deduction to publicly-traded companies for compensation paid to the CEO, CFO and the three other highest paid executive officers for compensation that exceeds $1.0 million per officer in any taxable year.
The Compensation Committee believes that the potential deductibility of the compensation payable under our executive compensation program should be only one of the relevant factors taken into consideration when establishing the program, and not the sole or primary factor. We expect that the vast majority of the compensation we provide to NEOs will not be deductible under Section 162(m).

Clawback Policy
We maintain a clawback policy, which is set forth in the Compensation Committee’s charter. This policy provides that in the event of a significant restatement of financial results resulting from fraud, misconduct, material non-compliance or material errors, the Compensation Committee may direct that the Company recover all or a portion of performance-based compensation, including bonuses and long-term incentive awards, made to executive officers during the restatement period. This direction may be made by the Compensation Committee in its sole discretion, as long as the Compensation Committee is acting in good faith and in compliance with applicable laws. The policy states that the amount to be recovered from an executive officer will be the amount by which the performance-based compensation exceeded the amount that would have been payable to the executive officer had the financial statements been initially filed as restated. However, the Compensation Committee has the discretion to direct the Company to recover any different amount (including the entire award) that the Compensation Committee may determine. In addition, the Compensation Committee may, in its discretion, recover different amounts from different executive officers on any basis as the Compensation Committee deems appropriate and, to the extent it determines to seek any such recovery, has full discretion regarding the form of such recovery. More information regarding this policy is contained in the Compensation Committee’s charter, which is available on our Investor Relations website at http://ir.KLA.com.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
MEMBERS OF THE COMPENSATION COMMITTEE
Gary Moore, Chairman
Edward Barnholt
Jeneanne Hanley
Emiko Higashi
Victor Peng

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2020, 2019 and 2018 by our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers in fiscal year 2020 who were serving as executive officers as of June 30, 2020 and one former executive officer who would have been one of the three most highly compensated executive officers during fiscal 2020 had she been an executive officer as of June 30, 2020. The individuals named in the table below are referred to as our “Named Executive Officers” or “NEOs.”
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)
Richard Wallace President & Chief Executive Officer	2020	966,923	8,796,499(5)	2,609,820	951,133	13,324,375
	2019	900,000	15,983,570(6)	2,305,260	1,323,537	20,512,367
	2018	900,000	6,675,558(7)	3,224,500	1,591,242	12,391,300
Bren Higgins Executive Vice President & Chief Financial Officer	2020	543,077	3,518,545(5)	1,001,160	221,678	5,284,460
	2019	522,308	5,223,502(6)	824,201	340,117	6,910,128
	2018	500,000	2,002,668(7)	1,100,000	416,498	4,019,166
Ahmad Khan President, Semiconductor Process Control	2020	569,615	4,105,015(5)	1,019,520	209,052	5,903,202
	2019	525,000	5,746,097(6)	847,875	327,967	7,446,939
	2018	507,308	2,296,789(7)	1,040,000	327,931	4,172,028
Brian Lorig Executive Vice President, Global Support and Services	2020	400,000	1,524,712(5)	499,200	54,137	2,478,049
Oreste Donzella Executive Vice President, Electronics, Packaging and Components	2020	400,000	1,466,174(5)	480,480	103,911	2,450,565
Teri Little Former Executive Vice President, Corporate Secretary and Chief Legal Officer	2020	405,961	1,642,061(5)	492,261	89,771	2,630,054
	2019	397,308	2,758,113(6)	404,044	255,541	3,815,006
	2018	375,000	890,134(7)	530,000	42,794	1,837,928

(1)
Includes amounts deferred, including under our 401(k) plan, a tax-qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code, and our EDSP, a nonqualified deferred compensation program available to the executive officers and certain other employees.

(2)
The amounts shown in column (d) represent the aggregate grant date fair value of all RSUs and PRSUs awarded to the particular executive officer during the applicable fiscal year. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs and PRSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on August 7, 2020.

RSUs, PRSUs and TSR Awards were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any PRSUs and TSR Awards).
With respect to RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria), the grant date fair value of each such RSU has been computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718,

referred to in this Proxy Statement as ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date.
With respect to PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria), the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. For more information regarding specific awards, please refer to footnotes (5), (6) and (7) to this Summary Compensation Table.
(3)
The amounts shown in column (e) for fiscal years 2020, 2019 and 2018 reflect the payments earned by each NEO under our bonus plan for the applicable fiscal year.

(4)
The amounts presented in column (g) consist of the following:

For the fiscal year ended June 30, 2020 (for Ms. Little, column (g) also includes $65,385 in payments for unused paid time off upon termination of employment):
Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2020 ($)	Total ($)
Richard Wallace	8,195	16,704	1,511	924,723	951,133
Bren Higgins	8,303	16,704	855	195,816	221,678
Ahmad Khan	8,043	16,704	891	183,414	209,052
Brian Lorig	9,370	—	624	44,143	54,137
Oreste Donzella	8,125	16,704	624	78,458	103,911
Teri Little	8,310	16,704	660	64,097	89,771
The PRSUs and certain of the RSUs granted in fiscal year 2020 were granted with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs).
For the fiscal year ended June 30, 2019:
Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2019 ($)	Total ($)
Richard Wallace	7,337	16,500	2,088	1,297,612	1,323,537
Bren Higgins	7,986	16,500	1,207	314,424	340,117
Ahmad Khan	4,957	16,500	1,218	305,292	327,967
Teri Little	8,253	16,500	829	229,959	255,541
The RSUs and PRSUs granted in fiscal year 2019 were granted with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs).

For the fiscal year ended June 30, 2018:
Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2018 ($)	Total ($)
Richard Wallace	4,000	18,121	2,376	1,566,745	1,591,242
Bren Higgins	4,000	18,121	1,320	393,057	416,498
Ahmad Khan	4,000	18,121	1,342	304,468	327,931
Teri Little	4,000	18,121	990	19,683	42,794
The PRSUs and RSUs granted in fiscal year 2018 were granted with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs). In November 2014, our Board declared a special cash dividend of  $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to the then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan that will be paid subject to the vesting requirements of the underlying awards. During fiscal year 2018, we paid equivalents, including the amounts associated with the special cash dividend described above, in cash only.
(5)
A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2020 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2022 relative to our industry peer group. The fiscal year 2020 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 150% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2020 are as follows: (a) for Mr. Wallace, $5,277,954; (b) for Mr. Higgins, $1,759,273; (c) for Mr. Khan, $2,052,507; (d) for Mr. Lorig, $762,356; (e) for Mr. Donzella, $733,087; and (f) for Ms. Little, $821,030. The grant date fair value of the fiscal year 2020 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $7,916,931; (b) for Mr. Higgins, $2,638,909; (c) for Mr. Khan, $3,078,761; (d) for Mr. Lorig, $1,143,534; and (e) for Mr. Donzella, $1,099,631. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2020 PRSUs (and therefore the number of shares issuable under the fiscal year 2020 PRSUs) will be determined by the Compensation Committee (and, with respect to Mr. Wallace, the Outside Directors) following the completion of fiscal year 2022.

(6)
A portion of this amount reflects the estimated fair value of PRSUs and, for Messrs. Wallace, Higgins, and Khan and Ms. Little TSR Awards, based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the fair value of our Common Stock on the grant date.

The number of shares issuable under the fiscal year 2019 PRSUs for Messrs. Wallace, Higgins and Khan will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2021 relative to our industry peer group. The fiscal year 2019 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 150% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2019 are as follows: (a) for Mr. Wallace, $4,902,644; (b) for Mr. Higgins, $1,361,813; (c) for Mr. Khan, $1,498,053; and (d) for Ms. Little $719,113. The grant date fair value of the fiscal year 2019 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $7,353,907; (b) for Mr. Higgins, $2,042,660; and (c) for Mr. Khan, $2,247,020. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2019 PRSUs (and therefore the number of shares issuable under the fiscal year 2019 PRSUs) will be determined by the Compensation Committee (and, with respect to Mr. Wallace, the Outside Directors) following the completion of fiscal year 2021.
The number of shares issuable to Messrs. Wallace, Higgins, and Khan under the TSR Awards will be determined based on total stockholder return against a base price of  $116.391. The TSR Awards are structured so that 100% of the target number shares underlying the awards will be earned if the average closing price of our Common Stock over 20 consecutive trading days in the five-year period ending March 20, 2024 plus cash dividends per share distributed during that period exceed $203.684. Because achievement of the total stockholder return threshold was undeterminable as of the grant date of the TSR Awards, for purposes of the calculations set forth in this table, it has been determined to be equal to 100% of the target number of shares underlying the TSR Award. Accordingly, the amounts included in the table above attributable to the TSR Awards granted during fiscal year 2019 are as follows: (a) for Mr. Wallace, $7,812,457; (b) for Mr. Higgins, $2,499,877; (c) for Mr. Khan, $2,749,991; and (d) for Ms. Little, $1,749,299. The grant date fair value of the fiscal year 2019 TSR Awards, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $11,718,686; (b) for Mr. Higgins, $3,749,815; and (c) for Mr. Khan, $4,124,987.
(7)
A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2018 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2020 relative to our industry peer group. The fiscal year 2018 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 150% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2018 are as follows: (a) for Mr. Wallace, $4,005,335; (b) for Mr. Higgins, $1,001,334; (c) for Mr. Khan, $778,845; and (d) for Ms. Little, $445,067. The grant date fair value of the fiscal year 2018 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $6,008,003; (b) for Mr. Higgins, $1,502,001; and (c) for Mr. Khan, $1,168,223. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2018 PRSUs (and therefore the number of shares issuable under the fiscal year 2018 PRSUs) was determined by the Compensation Committee (and, with respect to Mr. Wallace, the Outside Directors) following the completion of fiscal year 2020.

Of the NEOs, Messrs. Wallace and Khan participated in our EDSP during fiscal years 2020, 2019 or 2018. No portion of the applicable NEO’s investment earnings (or losses, as applicable) during fiscal years 2020, 2019 or 2018 on his nonqualified deferred compensation account under the EDSP was “above market” or “preferential.” Each participating NEO’s earnings (or losses, as applicable) corresponded to the actual market earnings (or losses, as applicable) on a select group of investment funds utilized to track the notional investment return on the officer’s account balance for the applicable fiscal year. The investment earnings (or losses, as applicable) under the EDSP for the NEOs who participated in such plan during the fiscal years 2020, 2019 and 2018 were as follows:
Name	Year	Earnings on NEO’s EDSP Account ($)
Richard Wallace	2020	188,365
	2019	102,061
	2018	264,045
Ahmad Khan	2020	39,724
	2019	92,684
	2018	74,650

Grants of Plan-Based Awards
The following table provides certain summary information concerning each grant of an award made to a NEO during the fiscal year ended June 30, 2020 under a compensation plan. No stock options or stock appreciation rights were granted to any of the NEOs during the fiscal year ended June 30, 2020.
Name and Principal Position	Grant Date	Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Potential Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Awards ($)(8)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)(5)	Target (#)(6)	Maximum (#)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Richard Wallace President & Chief Executive Officer	—	190,125	1,462,500	2,925,000
	8/1/19(9)				25,726	25,726	25,726	3,518,545
	8/1/19(10)				9,647	38,590	57,885	5,277,954
Bren Higgins Executive Vice President & Chief Financial Officer	—	71,500	550,000	1,110,000
	8/1/19(9)				12,863	12,863	12,863	1,759,273
	8/1/19(10)				3,215	12,863	19,294	1,759,273
Ahmad Khan President, Semiconductor Process Control	—	74,500	575,000	1,150,000
	8/1/19(9)				15,007	15,007	15,007	2,052,507
	8/1/19(10)				3,751	15,007	22,510	2,052,507
Brian Lorig Executive Vice President, Global Support and Services	—	41,600	320,000	640,000
	8/1/19(9)				5,574	5,574	5,574	762,356
	8/1/19(10)				1,393	5,574	8,361	762,356
Oreste Donzella Executive Vice President, Electronics, Packaging and Components	—	36,400	280,000	560,000
	8/1/19(9)				5,360	5,360	5,360	733,087
	8/1/19(10)				1,340	5,360	8,040	733,087
Teri Little Former Executive Vice President and Chief Legal Officer	—	38,675	297,500	595,000
	8/1/19(9)				6,003	6,003	6,003	821,030
	8/1/19(10)				1,500	6,003	9,004	821,030

(1)
The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” reflect the potential cash payouts (threshold, target and maximum) that could be earned under our calendar year 2020 Executive Incentive Plan (the “Calendar Bonus Plan”) based on the Company’s performance for calendar year 2020.

(2)
The threshold amount is calculated as the minimum amount that could be payable under the Calendar Bonus Plan to the participating NEO assuming satisfaction of the initial performance threshold required to fund the particular plan (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s bonus achievement percentage multiplier). Under the structure of the Calendar Bonus Plan, the actual percentage of the executive’s target bonus payable was or will be determined by a combination of  (a) the Company’s achieved level of Operating Margin Dollars, and (b) an assessment by the Compensation Committee (or the independent members of the Board, as applicable) of the extent to which the Company’s balanced scorecard goals for the applicable period had been achieved. If the Company had achieved exactly the threshold level of Operating Margin Dollars required to fund the Calendar Bonus Plan (and no higher), the Compensation Committee and the independent members of the Board would have been able to set such percentage as low as 13% of the executives’ target bonus amounts based on their assessment of the Company’s balanced scorecard achievement.

(3)
The amount in column (d) reflects the amount that could be payable under the Calendar Bonus Plan to the participating NEO assuming payment of the officer’s full target bonus (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s bonus achievement percentage multiplier). Under the structure of the Calendar Bonus Plan, a payout of 100% of a participant’s target bonus will be payable upon Company achievement of its target level of operating results

(in terms of both the Company’s Operating Margin Dollar achievement and the Company’s achievement of its balanced scorecard goals).
(4)
The amount in column (e) reflects the maximum amount that was or is potentially payable under the Calendar Bonus Plan to the applicable NEO (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s bonus achievement percentage multiplier). Under the structure of the Calendar Bonus Plan, each NEO could potentially have earned up to 200% of his or her target bonus, based on the Company’s Operating Margin Dollar achievement and the Compensation Committee’s assessment of the Company’s achievement of its balanced scorecard goals and the officer’s bonus achievement percentage multiplier.

(5)
The threshold amount is calculated as the minimum number of shares that would be able to be earned under the fiscal year 2020 RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria) and PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria) granted to the participating NEO assuming satisfaction of the initial performance threshold, if any, required to earn any shares under the applicable award.

With respect to the fiscal year 2020 PRSUs, under the structure of such awards, the actual number of shares that will be potentially issuable under such award will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2022. The number of shares reported in column (f) reflects the number of shares that would be earned by the participating NEO if the Company were to achieve, for the three-year performance period covered by those awards, exactly the threshold level of Relative Free Cash Flow Margin performance (the 30th percentile) necessary to earn any shares under the fiscal year 2020 PRSU award. If the Company were to achieve exactly the threshold level of Relative Free Cash Flow Margin performance for such period (and no higher), then 25% of the target number of shares subject to such awards would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such award.
(6)
The target amount is calculated as the number of shares that would be able to be earned under the fiscal year 2020 RSUs and PRSUs granted to the applicable NEO assuming Company performance at target.

With respect to the fiscal year 2020 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (g).
With respect to the fiscal year 2020 PRSUs, the number of shares reported in column (g) reflects the number of shares that would be earned if the Company were to achieve exactly its target level of three-year Relative Free Cash Flow Margin performance (the 55th percentile) for the three-year performance period covered by the award. If the Company were to achieve that target level of Relative Free Cash Flow Margin performance, then one hundred percent (100%) of the target number of shares subject to the fiscal year 2020 PRSUs would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.
(7)
The maximum amount reflects the maximum number of shares potentially earnable under the applicable award.

With respect to the fiscal year 2020 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (h).
With respect to the fiscal year 2020 PRSUs, the number of shares reported in column (h) reflects the maximum number of shares that can potentially be earned under those awards. Under the terms of the fiscal year 2020 PRSUs, the participating NEO can potentially earn up to 150% of the target number of shares subject to those awards if the Company’s three-year Relative Free Cash Flow Margin performance for the three-year period ending June 30, 2022 equals or exceeds the 75th percentile, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.
(8)
The dollar value reported in column (i) represents the grant date fair value of the applicable RSU or PRSU calculated in accordance with the SEC’s applicable requirements.

With respect to RSUs, the grant date fair value of each such RSU has been computed in accordance with ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date.
With respect to PRSUs, the grant date fair value of the award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the award and the closing fair market value of our Common Stock on the grant date. Because the PRSUs granted during fiscal year 2020 were structured so that they would be fully earned upon achievement by KLA of its target level of three-year Relative Free Cash Flow Margin performance over the three-year period ending June 30, 2022 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the target number of shares potentially issuable under the applicable award.
(9)
Reflects an award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2020. Twenty-five percent (25%) of the shares will vest on the one-year anniversary of the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(10)
Reflects an award of PRSUs (equal to 50% of the executive officer’s total equity awards on the grant date, or 60% in the case of the CEO) that have both a performance-vesting component tied to the Company’s three-year Relative Free Cash Flow Margin over three-year period ending June 30, 2022 and a service-vesting component tied to continued service. The achievement of the performance-vesting component of PRSUs (i.e., the number of shares that will be issuable to the NEO under his or her PRSU, if he or she satisfies the applicable service-vesting requirements) will be determined following June 30, 2022. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date) and the remaining fifty percent (50%) will vest on the fourth anniversary of the date of grant, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year End
The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of June 30, 2020.
	Stock awards
Name and principal position	Equity incentive plan awards: number of shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of shares, units or other rights that have not vested ($)(1)
Richard Wallace President & CEO	67,536(2)	13,134,401
	62,074(3)	12,072,152
	124,323(4)	24,178,337
	57,885(5)	11,257,475
	90,463(6)	17,593,244
Bren Higgins Executive Vice President & Chief Financial Officer	16,884(2)	3,283,600
	17,242(3)	3,353,224
	41,439(4)	8,059,057
	19,294(5)	3,752,297
	39,814(6)	7,743,027
Ahmad Khan President, Semiconductor Process Control	13,132(2)	2,553,911
	18,967(3)	3,688,702
	45,585(4)	8,865,371
	22,510(5)	4,377,745
	42,574(6)	8,279,792
Brian Lorig Executive Vice President Global Support and Services	5,628(2)	1,094,533
	8,277(3)	1,609,711
	19,890(4)	3,868,207
	8,361(5)	1,626,047
	16,193(6)	3,149,215
Oreste Donzella Executive Vice President Electronics, Packaging and Components	5,628(2)	1,094,533
	8,622(3)	1,676,807
	20,718(4)	4,029,237
	8,040(5)	1,563,619
	18,129(6)	3,525,728
Teri Little Former Executive Vice President and Chief Legal Officer	—(7)	—

(1)
Calculated based on the $194.48 closing price per share of our Common Stock on June 30, 2020.

(2)
Represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in August 2017. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2020 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2018, 2019 and 2020 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”
(3)
Represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in August 2018. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2021 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2019, 2020 and 2021 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(4)
Represents the maximum number of shares of our Common Stock that could be earned under TSR Awards that were granted to the applicable executive officer in 2019. The achievement of the performance-vesting component of these PRSUs will be determined during the five-year period ending March 20, 2024. One-third of the earned shares can vest no earlier than March 20, 2022 and the remaining one-third and one-third can vest no earlier than March 20, 2023 and 2024, respectively, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.” One-third of the shares have been earned and will vest on March 20, 2022, if the NEO continues to be a service provider on that date.

(5)
Represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in August 2019. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2022 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2020, 2021 and 2022 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(6)
These RSUs were granted with only service-based vesting criteria that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. 25% of the total number of shares underlying each of these awards vests and becomes issuable upon completion of one year of service measured from the grant date, and an additional 25% will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the NEO continues to be a service provider through the applicable vesting date. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2020
Richard Wallace	8/1/2019	25,726	—
	8/2/2018	27,589	6,898
	8/3/2017	30,016	15,008
	11/11/2016	33,454	25,091
	8/4/2016	82,700	62,025

Name	RSU AwardDate	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2020
Bren Higgins	8/1/2019	12,863	—
	8/2/2018	11,495	2,874
	8/3/2017	11,256	5,628
	11/11/2016	30,109	22,582
	8/4/2016	20,700	15,525
Ahmad Khan	8/1/2019	15,007	—
	8/2/2018	12,645	3,162
	11/1/2017	7,029	3,515
	8/3/2017	8,755	4,378
	11/11/2016	20,073	15,055
	8/4/2016	20,700	15,525
Brian Lorig	8/1/2019	5,574	—
	8/2/2018	5,518	1,380
	8/3/2017	3,752	1,876
	11/11/2016	6,022	4,517
	8/4/2016	3,100	1,550
	8/4/2016	6,200	4,650
Oreste Donzella	8/1/2019	5,360	—
	8/2/2018	5,748	1,437
	11/1/2017	4,686	2,344
	8/3/2017	3,752	1,876
	2/1/2017	8,000	6,000
	9/7/2016	8,960	6,720
Teri Little	8/1/2019	6,003	—
	8/2/2018	6,070	1,518
	8/3/2017	5,003	2,502
	11/11/2016	10,037	7,528
	8/4/2016	7,600	5,700

(7)
Ms. Little resigned in June 2020 to pursue other opportunities and upon resignation, all of her prior RSU and PRSU grants were forfeited.

Option Exercises and Stock Vested
The following table sets forth information with respect to shares of our Common Stock subject to RSUs or PRSUs held by the NEOs that vested during the fiscal year ended June 30, 2020. No stock appreciation rights or stock options were exercised by the NEOs during the fiscal year ended June 30, 2020.
	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Richard Wallace President & Chief Executive Officer	129,316	18,690,297
Bren Higgins Executive Vice President & Chief Financial Officer	29,917	4,323,843
Ahmad Khan President, Semiconductor Process Control	28,828	4,144,238
Brian Lorig Executive Vice President, Global Support and Services	7,675	1,118,355
Oreste Donzella Executive Vice President, Electronics, Packaging and Components	12,392	1,869,276
Teri Little Former Executive Vice President and Chief Legal Officer	10,472	1,612,225

(1)
Our 2004 Equity Plan allows us to withhold shares issuable upon a vesting event to pay for the applicable withholding tax with respect to such vesting event. The gross number of shares acquired on vesting, which is set forth in the table above, was reduced by the withheld shares, and the net remaining shares were issued to each NEO. The following reflects the net number of shares that were issued to each NEO, after giving effect to such withholding, during the fiscal year ended June 30, 2020: Mr. Wallace: 65,198 shares; Mr. Higgins: 15,287 shares; Mr. Khan: 14,704 shares; Mr. Lorig: 4,852 shares; Mr. Donzella: 6,966 shares; and Ms. Little: 5,954 shares.

(2)
Based on the closing market price of the vested shares on the vesting date (or, if the vesting date occurred on a day on which the NASDAQ Stock Market was closed for trading, the closing market price of our Common Stock on the last completed trading day immediately prior to the vesting date). Does not include dividend equivalent rights on the vested shares.

Nonqualified Deferred Compensation
We have established the EDSP in order to provide our executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on our books. The portion of the account attributable to the participant’s deferral is fully vested at all times but is not matched with any Company funds. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. As of June 30, 2020, there were a total of 18 investment funds available for selection under the EDSP, and the participant may periodically change his or her investment elections. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. We maintain life insurance policies on EDSP participants as a funding vehicle for a portion of our obligations under the EDSP.

The following table shows the deferred compensation activity for each NEO during the fiscal year ended June 30, 2020 (Messrs. Higgins and Donzella and Ms. Little had no activity):
Name and Principal Position	Executive Contributions in Fiscal Year 2020 ($)	Company Contributions in Fiscal Year 2020 ($)	Aggregate Earnings in Fiscal Year 2020 ($)(1)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of June 30, 2020 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Richard Wallace President & Chief Executive Officer	—	—	188,365	—	2,268,018
Ahmad Khan President, Semiconductor Process Control	—	—	39,724	1,355,355	194,863
Brian Lorig Executive Vice President, Global Support and Services	—	—	137,107	162,360	1,712,561

(1)
The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on the officer’s account balance for fiscal year 2020. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in this column (d) for each NEO are not reported in the Summary Compensation Table.

(2)
The 18 investment funds named below were available for selection under the EDSP for some or all of fiscal year 2020. The rate of return for each such fund for fiscal year 2020 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2020
American Funds IS Growth	25.51%
Deutsche Small Cap Index VIP A	-7.07%
DFA VA US Targeted Value	-19.24%
MFS VIT Global Equity Initial	-1.73%
PIMCO VIT Total Return Institutional	8.51%
T. Rowe Price Blue Chip Growth	19.14%
T. Rowe Price Mid Cap Growth	3.57%
Templeton Foreign VIP	-13.48%
Transamerica JP Morgan Mid Cap Value VP Initial	-13.32%
Vanguard VIF Balanced	4.96%
Vanguard VIF Equity Income	-5.33%
Vanguard VIF Equity Index	7.34%
Vanguard VIF High Yield Bond	1.15%
Vanguard VIF International	23.02%
Vanguard VIF REIT Index	-7.06%
Vanguard VIF Small Company Growth	-1.25%
Vanguard VIF Total Bond Market Index	8.82%
Wells Fargo Government Money Market Institutional	1.26%
Potential Payments Upon Termination or Change of Control
In January 2006, our Board adopted an Executive Severance Plan (the “Original Severance Plan”). In November 2010, our Compensation Committee adopted a 2010 Executive Severance Plan (the “2010 Severance Plan”). The 2010 Severance Plan exists in parallel with the Original Severance Plan, which remains in full force and effect for existing participants under that plan until terminated or modified in accordance with its terms. No participant under the 2010 Severance Plan is eligible to simultaneously participate under the Original Severance Plan, and no participant under the Original Severance Plan is eligible to simultaneously participate under the 2010 Severance Plan.

The Original Severance Plan and the 2010 Severance Plan each provide certain compensation and benefits if a participant’s employment with us terminates under certain defined circumstances. In exchange for receiving benefits under either plan, the participant must agree to certain non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the applicable plan. All of our NEOs participated in either the Original Severance Plan or the 2010 Severance Plan during fiscal year 2020, as described in more detail below.
The terms of and benefits payable under our two severance plans are in many ways similar to one another. In October 2016, the Compensation Committee approved amendments to the Original Severance Plan to eliminate the tax gross-up provisions related to excise taxes that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as the result of a participant receiving a payment that would constitute a “parachute payment” within the meaning of Code Section 280G upon or in connection with a change of control of the Company. Both severance plans contain a “best results” provision, which is described in more detail below. In addition, as part of a routine assessment of competitive market practices for executive severance benefits, our Board approved amendments to the Original Severance Plan and 2010 Severance Plan on September 21, 2015 (the “2015 Severance Plan Amendments”) to remove the mitigation and non-compete provisions, and to provide that all cash benefits are payable under the applicable plan in a lump sum. The 2015 Severance Plan Amendments also revised the Original Severance Plan and 2010 Severance Plan to include the Executive Retiree Medical Benefits and make certain other clarifications. For additional information about this benefit, please refer to the “Executive Retiree Medical Program” description.

Original Severance Plan
Mr. Wallace currently participates in the Original Severance Plan.
If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, prior to a change of control, then he will receive (i) salary continuation payments for two years payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on his annual incentive bonus for the then-most recently completed calendar year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the date of his termination or resignation (rounded up to the next whole month and disregarding any “cliff-vesting” provisions applicable to the award), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award.
If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then he will receive (i) salary continuation payments for three years payable in a lump sum, (ii) an amount equal to three times his average annual bonus for the preceding three completed years, payable in a lump sum, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) of the preceding paragraph), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period payable in a lump sum, and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2020, the calculation in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.
Mr. Wallace also is eligible for the Executive Retiree Medical Benefits in accordance with the terms described above.
Certain of the RSUs, PRSUs and TSR Awards granted to Mr. Wallace were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common

Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). Accordingly, in connection with an acceleration of vesting of certain outstanding equity awards held by Mr. Wallace, he would be entitled to receive accrued dividend equivalents attributable to his accelerated equity awards.
The Original Severance Plan provides that, if a payment under the Original Severance Plan would constitute a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

2010 Severance Plan
Messrs. Higgins, Khan, Lorig and Donzella participate in the 2010 Severance Plan, which was amended by the 2015 Severance Plan Amendments in September 2015. They each have the right to receive benefits under that plan solely in connection with a termination of their employment under certain circumstances within one year following a change of control of the Company.
If Messrs. Higgins, Khan, Lorig or Donzella is terminated other than for cause, or voluntarily resigns for good reason, within one year following a change of control, then such officer will receive (i) salary continuation payments for 18 months payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) 100% vesting acceleration of all of his outstanding equity awards, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2020, the calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.
Certain of the RSUs and PRSUs granted to Messrs. Higgins, Khan, Lorig and Donzella were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). Accordingly, in connection with an acceleration of vesting of certain outstanding equity awards held by Messrs. Higgins, Khan, Lorig or Donzella, such officer would be entitled to receive accrued dividend equivalents attributable to his accelerated equity awards.
The 2010 Severance Plan provides that, if a payment under the 2010 Severance Plan would constitute such a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

Table Reflecting Potential Termination and Change of Control Payments
The following table shows the estimated amounts that would have been payable to each of the NEOs upon the occurrence of each of the indicated events, had the applicable event occurred on June 30, 2020. For such officers, the amount attributable to the accelerated vesting of PRSUs and RSUs is based upon the closing fair market value of our Common Stock on the last trading day of fiscal year 2020 ($194.48 per share). The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans. The amounts that would have been payable to each of our NEOs upon the occurrence of the indicated event had the applicable event occurred on June 30, 2020 are as follows:

Original Severance Plan
Name and Principal Position	Event	Salary / Bonus Continuation and Severance Payments ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($)(1)	Payment of Dividend Equivalents ($)(2)	Total ($)
Richard Wallace President & Chief Executive Officer	Termination without Cause or Resignation for Good Reason(3)	1,950,000	2,609,820	28,750,367(4)	845,322	34,155,509
	Termination without Cause or Resignation for Good Reason following a Change of Control(3)(5)	11,136,580	2,609,820	64,876,389(6)	1,771,463	80,394,252

2010 Severance Plan
Name and Principal Position	Event	Salary / Bonus Continuation ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($)(1)	Payment of Dividend Equivalents ($)(2)	Total ($)
Bren Higgins Executive Vice President & Chief Financial Officer	Termination without Cause or Resignation for Good Reason following a Change of Control(3)(5)	825,000	1,001,160	22,010,080(6)	610,284	24,446,524
Ahmad Khan President, Semiconductor Process Control	Termination without Cause or Resignation for Good Reason following a Change of Control(3)(5)	862,500	1,019,520	23,309,206(6)	616,715	25,807,941
Brian Lorig Executive Vice President, Global Support and Services	Termination without Cause or Resignation for Good Reason following a Change of Control(3)(5)	600,000	499,200	9,444,338(6)	240,893	10,784,431
Oreste Donzella Executive Vice President Electronics, Packaging and Components	Termination without Cause or Resignation for Good Reason following a Change of Control(3)(5)	600,000	480,480	9,932,288(6)	268,921	11,281,689

(1)
As noted above, pursuant to the terms of the Original Severance Plan and the 2010 Severance Plan, the vesting acceleration of outstanding equity awards, when applied to any PRSUs for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date, is to be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award, except that, under the Original Severance Plan and the 2010 Severance Plan, in a qualifying termination following a Change of Control, the vesting acceleration of performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date is based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the Change of Control.

The number of shares earnable under the fiscal year 2020 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2022. Under the terms of the fiscal year 2020 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2020 PRSUs have been included for purposes of this table at 130% of the target number of shares underlying the awards.

The number of shares earnable under the fiscal year 2019 TSR Awards is based on the level of total stockholder return (stock price appreciation over a 20 consecutive day trading period during the five years ended March 20, 2014 plus cash dividends distributed per share) in excess of  $116.391 per share. We have assumed for purposes of this table that total stockholder return achievement was reached entitling the holder to vest in 100% of the target shares.
The number of shares earnable under the fiscal year 2019 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2021. Under the terms of the fiscal year 2019 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2019 PRSUs have been included for purposes of this table at 130% of the target number of shares underlying the awards.
The number of shares earnable under the fiscal year 2018 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2020. The fiscal year 2018 PRSUs have been included for purposes of this table at 125% of the target number of shares underlying the awards, which was the percentage confirmed by the Board, the Compensation Committee and the Audit Committee in August 2020.
(2)
The RSUs, PRSUs and TSR Awards granted to the NEOs were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards).

(3)
For purposes of the Original Severance Plan and the 2010 Severance Plan, “Cause” means (A) outside of the applicable period following a Change of Control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company, or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the applicable period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to us; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Good Reason” means the occurrence of any of the following events without the participant’s written consent: (i) a material change in the participant’s reporting requirements such that the participant is required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom the participant was reporting immediately prior to such change; (ii) a material reduction of the participant’s duties, authority or responsibilities; (iii) a material reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iv) a material reduction in the aggregate level of the participant’s overall compensation, other than a reduction that applies to other executives generally; or (v) a material relocation of the participant’s office, with a relocation of more than fifty (50) miles from its then present location to be deemed material, unless such relocated office is closer to the participant’s then principal residence; provided however, that in no event shall Good Reason exist unless (a) the participant provides us, within ninety (90) days after the occurrence of the event or transaction, written notice specifying in detail the grounds for a purported

Good Reason resignation, (b) we fail to cure the purported grounds for the Good Reason within thirty (30) days following the receipt of such notice, and (c) the participant resigns within sixty (60) days after we fail to take such timely curative action, but in no event more than one hundred eighty (180) days after the occurrence of the event or transaction identified in the notice to us as the grounds for the Good Reason resignation.
(4)
The vesting schedules for the RSUs and PRSUs outstanding as of June 30, 2020 are listed in the footnotes to the table entitled “Outstanding Equity Awards at Fiscal Year End.” The amounts marked by this footnote (4) reflect the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards and considering the maximum potential payout for the performance-based awards.

(5)
For purposes of the Original Severance Plan and the 2010 Severance Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of our Board, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of a specified date (February 16, 2006 for the Original Severance Plan; November 3, 2010 for the 2010 Severance Plan), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(6)
The amounts marked by this footnote (6) reflect both (a) the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards, and (b) the accelerated vesting of the applicable officer’s outstanding equity awards for service periods after the date of his or her termination or resignation. The following table provides the breakdown for each such reported amount:

Name	Value of Pro- Rated Vesting Through Date of Termination / Resignation ($)	Value of Accelerated Vesting for Service Period After Date of Termination / Resignation ($)	Total Value Reported ($)
Richard Wallace	28,750,367	36,126,022	64,876,389
Bren Higgins	9,408,748	12,601,332	22,010,080
Ahmad Khan	9,345,736	13,963,470	23,309,206
Brian Lorig	3,937,248	5,507,090	9,444,338
Oreste Donzella	3,962,724	5,969,564	9,932,288

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Wallace, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
As disclosed in the Summary Compensation Table, the fiscal 2020 annual total compensation as determined under Item 402 of Regulation S-K for Mr. Wallace was $13,324,375. The fiscal 2020 annual total compensation as determined under Item 402 of Regulation S-K for the median employee was $85,924. Based on the foregoing, our estimate of the ratio of Mr. Wallace’s annual total compensation to the median employee’s annual total compensation for fiscal 2020 is 155 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.
As permitted by SEC rules, we used the same median employee as we used in fiscal 2019, as we believe the changes to our employee population and compensation have not significantly impacted our pay ratio. On June 30, 2020, we and our subsidiaries employed a total of 10,600 employees. For fiscal 2019, we identified the median employee based on total target compensation of each employee within our global workforce as set forth in our human resources databases, which included target salary, cash bonus, equity compensation and other long-term incentive compensation for fiscal 2019. For employees outside the United States, we converted their compensation to U.S. dollars using prevailing exchange rates as of June 30, 2020.
We calculated the total annual compensation for the “median employee” for fiscal 2020 in the same manner in which Mr. Wallace’s total annual compensation was calculated in the Summary Compensation Table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Related Party Transactions
Our Standards of Business Conduct require that all employees and Directors avoid conflicts of interests, including situations in which their personal interests interfere in any way, or appear to interfere, with the interests of KLA.
In addition, our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Under this policy, the Audit Committee reviews transactions, arrangements or relationships in which the Company (including any of its subsidiaries) is a participant, the amount involved exceeds $100,000 in any fiscal year, and one of our executive officers, Directors, Director nominees or 5% stockholders (or their immediate family members) has a direct or indirect material interest (other than solely as a result of being a director or beneficial owner of less than a specified percentage of shares of the other entity (5% for publicly traded entities and 10% for other entities)). As part of that review, the Audit Committee may consider such factors as it determines to be appropriate under the circumstances, which factors may include the position of the related party with the Company, the related party’s interest in the transaction, the materiality of the transaction, the business purpose for and reasonableness of the transaction, and comparable market terms for similar transactions that do not involve related parties.
Following that review, if the Audit Committee concludes that the terms of the related party transaction are acceptable and appropriate, the Audit Committee either approves or ratifies (as applicable) the transaction. No member of the Audit Committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including, among others, (i) executive officer or Director compensation that has been approved by the Compensation Committee or the Board, and (ii) any contract, transaction or arrangement with any party who was not a related party at the time such contract, transaction or arrangement was entered into with the Company, and renewals or extensions thereof pursuant to contractual arrangements in effect and binding on the Company prior to the date that the party became a related party.
Transactions with Related Persons
During fiscal 2020, we purchased products and/or services in the ordinary course from the following companies and/or one or more of its affiliated entities: Ansys, Inc. ($616,000); Anaplan, Inc. ($289,000); Citrix Systems, Inc. ($268,000); Keysight Technologies, Inc. ($1,112,000); and Proofpoint, Inc. ($127,000). In addition, during fiscal 2020, we sold products and or services in the ordinary course to the following companies and/or one or more of its affiliated entities: HP Inc. ($289,000) and Keysight Technologies, Inc. ($3,948,000). Mr. Wallace serves on the Board of Directors of Proofpoint; Mr. Calderoni serves on the Board of Directors of Citrix Systems and Ansys; Ms. Pinczuk is an officer of Anaplan; Ms. Myers is an officer of HP; and Mr. Rango serves on the Board of Directors of Keysight Technologies.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of June 30, 2020 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans:
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) A	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(7) B	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column A) C
Equity Compensation Plans Approved by Stockholders(2)	2,025,982	$—	12,846,132(3)(4)(5)
Equity Compensation Plans Not Approved by Stockholders(6)	226,587	$—	—
Total	2,252,569	$—	12,846,132(3)(4)(5)(6)

(1)
Includes 2,252,569 shares of our Common Stock subject to RSUs that will entitle each holder to the issuance of one share of our Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes purchase rights accruing under our 1997 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last day of June and December each year), up to a maximum of  $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. As of June 30, 2020, the date of the information set forth in the table above (and a date on which a purchase occurred under the Purchase Plan), the purchase price payable per share under the terms of the Purchase Plan was equal to eighty-five percent (85%) of the lower of  (i) the closing selling price per share of our Common Stock on the first day of the six-month offering period and (ii) the closing selling price per share of our Common Stock on the purchase date (or, if the purchase date is not a trading day, on the immediately preceding trading day).

(2)
Consists of our (a) 2004 Equity Plan and (b) Purchase Plan.

(3)
Includes shares of our Common Stock available for future award as of June 30, 2020 under the 2004 Equity Plan (10,759,694 shares) and the Purchase Plan (2,086,438 shares).

(4)
As of June 30, 2020, 10,759,694 shares of our Common Stock were available for future award under the 2004 Equity Plan. Shares reserved for award under the 2004 Equity Plan may be issued pursuant to full value awards such as restricted stock awards or RSUs that vest upon the completion of designated service periods or performance units or PRSUs that vest upon the attainment of prescribed performance milestones (and the completion of designated service periods) and upon the exercise of stock options or stock appreciation rights. Shares issued pursuant to full value awards made under the 2004 Equity Plan (a) prior to November 6, 2014 reduce the share reserve available under the 2004 Equity Plan by 1.8 shares for every one full value share issued; and (b) on or after November 6, 2014 reduce the share reserve available under the 2004 Equity Plan by 2.0 shares for every one full value share issued.

(5)
As of June 30, 2020 (after giving effect to the purchase under the Purchase Plan on or about that date), 2,086,438 shares of our Common Stock were reserved for issuance under the Purchase Plan. The Purchase Plan contains an annual automatic share renewal provision pursuant to which the number of shares of our Common Stock reserved for issuance under the Purchase Plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which we estimate will be required to be issued under the Purchase Plan during the forthcoming fiscal year.

(6)
Includes shares subject to outstanding awards as of June 30, 2020 under the following three plans assumed in connection with the acquisition of Orbotech in February 2019: (i) Equity Remuneration Plan for Key Employees of Orbotech and its Affiliates and Subsidiaries; (ii) 2010 Equity-Based Incentive Plan; and (iii) 2015 Equity-Based Incentive Plan (collectively, the “Orbotech Plans”). No future awards may be granted under these plans.

(7)
All options to purchase our Common Stock assumed under the Orbotech Plans were exercised in fiscal year 2020.

REPORT OF THE AUDIT COMMITTEE
KLA’s Audit Committee is comprised of Outside Directors, each of whom meets current standards of independence and financial experience requirements of the NASDAQ Stock Market. Each of Messrs. Calderoni and Patel has served on the Audit Committee from the beginning of fiscal year 2019 through the date of this Proxy Statement, with Mr. Calderoni serving as the Chairman of the Committee. Messrs. Dickson, Kennedy and Rango and Mses. Myers and Pinczuk also served on the Audit Committee for a portion of fiscal year 2020.
The Board has determined that each of Messrs. Calderoni, Kennedy and Patel and Ms. Myers is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on KLA’s website at http://ir.KLA.com in the Corporate Governance section.
KLA’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing the Company’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2020 and subsequent to the completion of the fiscal year, the Audit Committee reviewed, discussed and provided input to management on the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020. The Audit Committee also met routinely with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without members of the Company’s management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.
The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of PCAOB and the SEC.
The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, on a quarterly basis, the members of the Audit Committee discussed with the independent registered public accounting firm their independence, and the independent registered public accounting firm reaffirmed the independence of the Audit Committee members. After reviewing such information, the Audit Committee determined that the independent registered public accounting firm is independent from management and KLA. The Audit Committee also concluded that the provision of services covered by fees paid to the independent registered public accounting firm was compatible with maintaining their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on August 7, 2020.
MEMBERS OF THE AUDIT COMMITTEE
Robert Calderoni, Chairman
Kevin Kennedy
Marie Myers
Kiran Patel
Robert Rango

INFORMATION FOR KLA ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 4, 2020
12:00 p.m. PST
1.
Visit www.meetingcenter.io/289878397.

2.
If you are a registered stockholder or hold your shares through an intermediary and returned a legal proxy to our transfer agent Computershare, enter your control number and the password for the meeting: KLAC2020.

3.
If you hold your shares through an intermediary and wish to attend as a guest, enter the password for the meeting.

4.
We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR each of the Director Nominees (Proposal 1) and a vote FOR Proposals 2 and 3 and AGAINST Proposal 4. + 1. To elect as Directors the eleven candidates nominated by the Company’s Board of Directors to each serve for a one-year term, until his or her successor is duly elected. For Against Abstain For Against Abstain For Against Abstain 01 — Edward Barnholt 02 — Robert Calderoni 03 — Jeneanne Hanley 05 04 — Emiko Higashi — Kevin Kennedy 06 — Gary Moore 08 07 — Marie Myers — Kiran Patel 09 — Victor Peng 10 — Robert Rango 11 — Richard Wallace 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021. 4. Stockholder proposal regarding proxy access, if properly submitted at the Annual Meeting. For Against Abstain For Against Abstain 3. Approval on a non-binding, advisory basis of our named executive officer compensation. In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment or postponement thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X+ 03BFHC q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — KLA CORPORATION Notice of Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — November 4, 2020 To the Stockholders: NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, November 4, 2020 at 12:00 p.m., Pacific Time. The undersigned hereby appoints Bren D. Higgins and MaryBeth Wilkinson, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE